Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

by and among

CANTOR COMMERCIAL REAL ESTATE COMPANY, L.P.,

CANTOR SPONSOR, L.P.,

CANTOR FITZGERALD, L.P.,

BGC PARTNERS, INC.,

BGC PARTNERS, L.P.,

CF REAL ESTATE FINANCE HOLDINGS, L.P.

and

CF REAL ESTATE FINANCE HOLDINGS GP, LLC

Dated as of July 17, 2017

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.1	Definitions	2
Section 1.2	Interpretive Provisions	12

ARTICLE II
THE TRANSACTIONS

Section 2.1	The Transactions	13
Section 2.2	BP Purchase Price Adjustment	14
Section 2.3	Special Asset Servicing Group Assets	16
Section 2.4	Withholding	16

ARTICLE III
CLOSING; CONDITIONS TO CLOSING

Section 3.1	Closing	17
Section 3.2	Conditions to Closing	17
Section 3.3	Closing Actions	19
Section 3.4	Tax Treatment; Purchase Price Allocation	20

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BGC PARTIES

Section 4.1	Organization; Due Authorization	21
Section 4.2	No Conflicts	21
Section 4.3	No Authorization or Consents Required	22
Section 4.4	Litigation; Orders	22
Section 4.5	Securities Law Matters	22
Section 4.6	Availability of Funds	22
Section 4.7	Brokers and Finders	22
Section 4.8	No Other Representations or Warranties	22

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Section 5.1	Organization; Due Authorization	23
Section 5.2	No Conflicts	23
Section 5.3	No Authorization or Consents Required	23
Section 5.4	Litigation; Orders	24
Section 5.5	Brokers and Finders	24
Section 5.6	No Other Representations or Warranties	24

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TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of July 17, 2017 (this “Agreement”), is by and among (i) Cantor Commercial Real Estate Company, L.P., a Delaware limited partnership (the “Partnership”); (ii) Cantor Sponsor, L.P., a Delaware limited partnership (the “General Partner”); (iii) BGC Partners, Inc., a Delaware corporation (“BGC Partners”); (iv) BGC Partners, L.P., a Delaware limited partnership (together with BGC Partners, the “BGC Parties,” and each, a “BGC Party”); (v) Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”); (vi) CF Real Estate Finance Holdings, L.P., a Delaware limited partnership (“NewCo”); and (vii) CF Real Estate Finance Holdings GP, LLC, a Delaware limited liability company and the general partner of NewCo (the “NewCo General Partner”). Each of the foregoing is, with respect to the provisions to which they are bound, a “Party” and they collectively are the “Parties”.

RECITALS

WHEREAS, the Partnership owns 100% of the outstanding membership interests (the “BP Units”) of Berkeley Point Financial LLC, a Delaware limited liability company (“Berkeley Point”);

WHEREAS, the Partnership desires to sell and convey to BGC Partners or its designated Subsidiary, and BGC Partners or its designated Subsidiary desires to purchase and acquire from the Partnership, 100% of the BP Units, on the terms and subject to the conditions set forth in this Agreement (the “BP Sale”);

WHEREAS, the Parties desire that, immediately after the BP Sale, (a) BGC Partners or its designated Subsidiary shall purchase and acquire from NewCo newly issued limited partnership interests in NewCo designated as Series A Units (the “BGC Investment”); and (b) Cantor or its designated Subsidiary shall purchase and acquire from NewCo newly issued limited partnership interests in NewCo designated as Series B Units (the “Cantor Investment”);

WHEREAS, concurrently with the BGC Investment and the Cantor Investment, the applicable Parties will amend and restate the Agreement of Limited Partnership of NewCo (the “Existing Partnership Agreement”) in substantially the form attached as Exhibit A hereto (the “NewCo Partnership Agreement”) to reflect the BGC Investment and the Cantor Investment and to otherwise set forth the rights, privileges and obligations of the holders of limited partnership interests in the Partnership designated as Series A Units and Series B Units;

WHEREAS, this Agreement sets forth the terms and conditions pursuant to which the foregoing transactions shall occur; and

WHEREAS, the Parties desire to make certain representations, warranties and covenants set forth in this Agreement in connection with the foregoing transactions;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Accounting Referee” has the meaning set forth in Section 2.2(d).

“Action” means any action, claim, demand, arbitration, hearing, charge, complaint, investigation, audit, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding (whether at law or in equity, before or by any Governmental Authority).

“Adjusted Closing Balance Sheet” has the meaning set forth in Section 2.2(b).

“Adjusted Closing Net Assets” has the meaning set forth in Section 2.2(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such first Person; provided that, for purposes of this Agreement, members of the BGC Partners Group shall not be considered Affiliates of any of the members of the Cantor Group, and members of the Cantor Group shall not be considered Affiliates of any of the members of the BGC Partners Group.

“Agreement” has the meaning set forth in the Introduction hereto.

“Agreement Date” means the date of this Agreement set forth in the Introduction hereto.

“Allocation” has the meaning set forth in Section 3.4(b).

“Annual Financial Statements” has the meaning set forth in Section 6.9(a).

“Applicable Law” means, with respect to any Person, any federal, state, foreign, supranational (including the European Union), national or local statute, law, ordinance, rule (including rules of common law), regulation, Order, permit, authorization or other legal requirement applicable to such Person, its Assets, properties, operations or business.

“Asset” means any asset, property, right, Contract or claim, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wherever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Benefit Plan” means any pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, restricted stock unit, phantom stock or other equity-based compensation, change of control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which any member of the BP Group is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, Multiemployer Plan and other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions).

“Berkeley Point” has the meaning set forth in the recitals hereto.

“BGC Allocation Notice” has the meaning set forth in Section 3.4(b).

“BGC Indemnified Persons” has the meaning set forth in Section 9.2(a).

“BGC Holdings” means BGC Holdings, L.P., a Delaware limited partnership.

“BGC Investment” has the meaning set forth in the recitals hereto.

“BGC Investment Purchase Price” has the meaning set forth in Section 2.1(b).

“BGC Partners” has the meaning set forth in the Introduction hereto.

“BGC Partners Group” means BGC Partners and its Subsidiaries (other than any member of the Partnership Group or member of the NewCo Group).

“BGC Party” and “BGC Parties” have the meaning set forth in the Introduction hereto.

“BGC Shares” means shares of Class A common stock of BGC Partners.

“BGC Stock Value” means the average of the Weighted Average Price of a BGC Share during the three (3) Trading Days prior to the Closing Date.

“BGC Units” means units of BGC Holdings having the rights and obligations specified with respect to such units pursuant to the Agreement of Limited Partnership of BGC Holdings, dated as of March 31, 2008, as amended.

“BP Group” means Berkeley Point and its Subsidiaries.

“BP Intellectual Property” has the meaning set forth in Section 6.14(a).

“BP Purchase Price” has the meaning set forth in Section 2.1(a).

“BP Sale” has the meaning set forth in the recitals hereto.

“BP Tax Contest” means any Tax Contest with respect to Taxes of Berkeley Point or any of its Subsidiaries.

“BP Units” has the meaning set forth in the recitals hereto.

“Business” means the business of the BP Group as conducted as of the Agreement Date.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Cantor” has the meaning set forth in the Introduction hereto.

“Cantor Group” means Cantor and its Subsidiaries (other than any member of the BGC Partners Group, any member of the Partnership Group or any member of the NewCo Group).

“Cantor Investment” has the meaning set forth in the recitals hereto.

“Cantor Investment Purchase Price” has the meaning set forth in Section 2.1(b).

“Cantor Return” has the meaning set forth in Section 7.3(f).

“CCRE II Agreement” means the agreement dated March 22, 2017, by and among CCRE Investor II, the Sellers listed therein (the “CCRE II Sellers”) and, solely for the purposes of the respective provisions referred to therein, the General Partner, the CF Special Limited Partner, Cantor and the Partnership, pursuant to which, among other things, the CCRE II Sellers agreed to sell, and CCRE Investor II agreed to purchase and acquire, all of the equity interests in the Partnership then-owned by the CCRE II Sellers.

“CCRE Investor II” means CCRE Investor II, LLC, a Delaware limited liability company.

“CCRE Investor III” means CCRE Investor III, LLC, a Delaware limited liability company.

“CCRE Investor IV” means CCRE Investor IV, LLC, a Delaware limited liability company.

“CCRE Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as such agreement may be amended from time to time.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Net Assets” means the net assets of Berkeley Point and its Subsidiaries (on a consolidated basis) as of the Closing, calculated consistently with the methodology and specific line items set forth in the sample calculation attached as Schedule II hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Licenses” has the meaning set forth in Section 6.20.

“Company Plan” means any Benefit Plan: (a) under which any current or former director, officer, employee or consultant of any member of the BP Group has any present or future right to benefits and that is maintained, sponsored or contributed to by any member of the BP Group; or (b) with respect to which any member of the BP Group has any Liability.

“Contract” means any written contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, License, sublicense, franchise agreement, obligation, promise, undertaking, commitment, understanding or other arrangement.

“Contract Workers” means independent contractors, consultants, temporary employees, leased employees or other service providers employed or used by any member of the BP Group and (a) not classified by the BP Group as employees or (b) compensated by the BP Group other than through wages reported on a form W-2.

“Control” means the possession, directly or indirectly, of the power, alone or together with others, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Deductible Amount” has the meaning set forth in Section 9.5(a)(i).

“Determination Date” has the meaning set forth in Section 2.2(d).

“Disclosure Schedule” has the meaning set forth in Article VI.

“Dispute Notice” has the meaning set forth in Section 2.2(c).

“Equity Securities” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, units, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that, together with any member of the BP Group, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Estimated BP Purchase Price” has the meaning set forth in Section 2.1(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.2(a).

“Estimated Closing Net Assets” has the meaning set forth in Section 2.2(a).

“Estimated Closing Net Assets Overage” means the amount, if any, by which the Estimated Closing Net Assets exceeds $508,600,000.

“Estimated Closing Net Assets Shortage” means the amount, if any, by which $508,600,000 exceeds the Estimated Closing Net Assets.

“Existing Partnership Agreement” has the meaning set forth in the recitals hereto.

“Existing Sales Agreements” means (a) the agreement, dated as of April 19, 2017, by and between CCRE Investor IV, the Seller listed therein and, solely for the purposes of the provisions referred to therein, Cantor, pursuant to which, among other things, the Seller listed therein agreed to sell and CCRE Investor IV agreed to purchase and acquire, all of the limited partnership interests in the Partnership then owned by the Seller listed therein; (b) the agreement, dated as of April 20, 2017, by and between CCRE Investor III, the Sellers listed therein and, solely for the purposes of the provisions referred to therein, Cantor, the CF Special Limited Partner and the Partnership, pursuant to which, among other things, the Sellers listed therein agreed to sell and CCRE Investor III agreed to purchase and acquire, all of the limited partnership interests in the Partnership then owned by the Sellers listed therein; (c) the Series B Preferred Redemption Agreements; and (d) the Series D Preferred Purchase Agreements.

“Financial Statements” has the meaning set forth in Section 6.9(a).

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” has the meaning set forth in the Introduction hereto.

“Governmental Authority” means (a) any federal, provincial, state, local, municipal, national or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“GSE Approvals” has the meaning set forth in Section 3.2(a)(ii).

“GSEs” has the meaning set forth in Section 3.2(a)(ii).

“Indemnified Persons” has the meaning set forth in Section 9.2(b).

“Indemnified Tax Representations” means the representations and warranties set forth in Section 6.12(g), Section 6.12(i), Section 6.12(l), Section 6.12(n) and Section 6.12(o).

“Indemnifying Person” has the meaning set forth in Section 9.3.

“Indemnity Period” has the meaning set forth in Section 9.1.

“Intellectual Property” means all intellectual property of any type throughout the world, including the following: (a) inventions, formulas, styles, techniques, analytics, product plans, technology, configuration, research, engineering, information, routines, subroutines, revisions, supplements, modules, methods, logic, processes, ideas, algorithms, discoveries, designs, developments, innovation, know-how and any and all improvements, derivative works, modifications, or enhancements in any of the foregoing (whether any of the foregoing are patentable, unpatentable or capable of registration, and whether or not recorded in any medium), (b) software and (c) confidential and proprietary information, including trade secrets, technical and business data, including customer and supplier lists, and know-how.

“Intellectual Property Rights” means intellectual property and proprietary rights of any type throughout the world, including the following: (a) patents (including designs, utility models, statutory invention registrations, provisionals, non-provisionals, continuations, continuations-in-part, divisions, extensions, substitutes, renewals, reissues, and re-examinations thereof), (b) rights in any Intellectual Property, (c) copyright in both published and unpublished works and related rights including rights in manuals and other documentation, (d) trademarks, service marks, logos, trade names, domain names, sub-domain names, trade dress, and other source identifiers, including corporate names, all common law rights thereto, registrations and applications for registrations thereof, in each case, including any and all goodwill associated therewith, (e) moral rights, rights of privacy, publicity and endorsement, (f) unfair competition rights, (g) rights in software, database rights, rights in designs, and topography rights, (h) rights to use and preserve the confidentiality of information (including know-how and trade secrets) and (i) any and all other intellectual property rights, in each of clauses (a) through (h) above, whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection that subsist or will subsist now or in the future in any part of the world, and all rights to use, exploit, license and otherwise dispose of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 3.4(a).

“Interim Financial Statements” has the meaning set forth in Section 6.9(a).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Partnership” means the actual knowledge of any of Howard Lutnick, Stephen Merkel, Steve Bisgay, Jeff Day and Ira Strassberg and the knowledge that would have been obtained by such Persons after reasonable inquiry and investigation.

“Latest Balance Sheet” has the meaning set forth in Section 6.9(a).

“Leased Properties” has the meaning set forth in Section 6.15(a).

“Leases” has the meaning set forth in Section 6.15(a).

“Liability” means any liability, debt, obligation, Tax, Loss or action or cause of action, in each case, whether or not direct, indirect, accrued, fixed, absolute, contingent, matured, unmatured, determined, determinable, due or to become due.

“License” means any license, permit, certificate, approval, consent, registration, filing, exemption or similar authorization of or issued by any Governmental Authority.

“Lien” means any lien, mortgage, deed of trust, deed to secure debt, pledge, charge, hypothecation, license, lease, sublease, occupancy agreement, security interest, preemptive right, right of first refusal, right of first offer, right of consent, right of way, easement, restriction, covenant, condition, conditional sale agreement, title default, encroachment or other survey defect, option or other encumbrance.

“Losses” means any and all losses, costs, damages, expenses (including costs of investigation, enforcement and defense and reasonable attorneys’ and experts’ fees), penalties, assessments or fines.

“Material Adverse Effect” means any effect, event, change, occurrence or development that, individually or together with any one or more effects, events, changes, occurrences or developments, has had or would be reasonably expected to have a material adverse effect on the assets, properties, liabilities, business, results of operations or financial condition of the BP Group, taken as a whole; provided that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect (unless, in the case of any of the following clauses (i) through (vi), such effect, event, change, occurrence or development disproportionately affects the BP Group relative to other companies in the industries in which it operates): (i) changes in general economic, political, legal or regulatory conditions; (ii) changes in or events generally affecting the industries or markets in which the BP Group operates; (iii) changes after the date hereof in GAAP or Applicable Law or accounting principles or authoritative interpretations thereof; (iv) conditions affecting the U.S. or global economy as a whole; (v) an earthquake or other natural disaster; (vi) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism; (vii) any failure, in and of itself, to meet any projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial operating metrics with respect to any period (it being understood that the effects, events, changes, occurrences or developments giving rise to or contributing to such failure may be considered in determining whether there has been a “Material Adverse Effect” to the extent not otherwise excluded hereunder; provided that no representation or warranty is being made regarding any such projections, forecasts, estimates or predictions); (viii) the announcement of the transactions contemplated by this Agreement; or (ix) the consummation of the Transactions or any actions expressly required to be taken by this Agreement.

“Material Contracts” has the meaning set forth in Section 6.13(a).

“Money Laundering Laws” has the meaning set forth in Section 6.21(b).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“NASDAQ” means The NASDAQ Global Market.

“New Purchased Units” means the Series A Units and Series B Units of NewCo set forth in Schedule I hereto.

“NewCo” has the meaning set forth in the Introduction hereto.

“NewCo General Partner” has the meaning set forth in the Introduction hereto.

“NewCo Group” means the NewCo General Partner, NewCo and the Subsidiaries of NewCo.

“NewCo Partnership Agreement” has the meaning set forth in the recitals hereto.

“Order” means any statute, rule, regulation, judgment, decree, injunction or other order or decision that a Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered.

“Owned Intellectual Property” has the meaning set forth in Section 6.14(a).

“Partnership” has the meaning set forth in the Introduction hereto.

“Partnership Group” means the General Partner, the Partnership and the Subsidiaries of the Partnership.

“Partnership’s Allocation” has the meaning set forth in Section 3.4(b).

“Party” and “Parties” have the meanings set forth in the Introduction hereto.

“Permitted Liens” means (a) Liens for current Taxes not yet due and payable or for Taxes the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Financial Statements; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business for amounts that are not delinquent or that are being contested in good faith and for which appropriate reserves have been established on the Financial Statements; (c) zoning, entitlement, building and other land use Liens applicable to the Leased Properties that are not violated by the current use, occupancy or operation of the Leased Properties; (d) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any Leased Properties that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the value, current use, occupancy or operation of such Leased Property; (e) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar Applicable Laws; (f) Liens on goods in transit incurred pursuant to documentary letters of credit; and (g) restrictions on transfer under securities laws or under such Person’s organizational documents.

“Person” means a corporation, association, retirement system, international organization, joint venture, partnership, limited liability company, trust or individual.

“Post-Closing Tax Period” means (a) any Tax period beginning after the Closing Date and (b) in the case of any Straddle Period, the portion of such Straddle Period that begins on the day after the Closing Date.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) in the case of any Straddle Period, the portion of such Straddle Period that ends on the Closing Date.

“Pre-Closing Taxes” has the meaning set forth in Section 9.2(a)(iv).

“Principal Trading Market” means, as of any time, the principal securities exchange or securities market on which the BGC Shares are traded as of such time.

“Review Period” has the meaning set forth in Section 2.2(c).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Indemnified Persons” has the meaning set forth in Section 9.2(b).

“Selling Parties” means the sellers of limited partnership interests in the Partnership pursuant to the Existing Sales Agreements.

“Series A Units” means the Series A Units of NewCo having the rights and obligations specified with respect to Series A Units in the NewCo Partnership Agreement.

“Series B Preferred Redemption Agreements” means the agreements (which may be entered into prior to, on or after the Agreement Date) with respect to the redemption of the limited partnership interests held by the holders of Series B Preferred Units listed therein.

“Series B Preferred Units” has the meaning set forth in the CCRE Partnership Agreement.

“Series B Units” means the Series B Units of NewCo having the rights and obligations specified with respect to Series B Units in the NewCo Partnership Agreement.

“Series D Preferred Purchase Agreements” means the agreements (which may be entered into prior to, on or after the Agreement Date) with respect to the purchase or redemption of the limited partnership interests held by the holders of Series D Preferred Units listed therein.

“Series D Preferred Units” has the meaning set forth in the CCRE Partnership Agreement.

“Special Asset Servicing Group Assets” means, as of a particular time, (a) all Assets of Berkeley Point or its Subsidiaries as of such time that are primarily used, held for use or otherwise primarily related to the “special asset management” group of Berkeley Point and its Subsidiaries, (b) the head of the “special asset management” group of Berkeley Point and its Subsidiaries and all individuals reporting into him or her that perform special asset management duties and (c) any other Asset held by Berkeley Point or its Subsidiaries as of such time to the extent necessary to operate the “special asset management” group of Berkeley Point and its Subsidiaries consistently in all material respects with its operation as of such time.

“Special Asset Servicing Transfer Date” has the meaning set forth in Section 2.3.

“Straddle Period” has the meaning set forth in Section 7.3(d).

“Straddle Return” has the meaning set forth in Section 7.3(f).

“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the voting power of the outstanding voting equity securities or fifty percent (50%) or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Tangible Property” has the meaning set forth in Section 6.15(f).

“Tax” means any taxes, levies, imposts, duties or similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including (a) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (b) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, escheat, occupation, premium, windfall profits, transfer and gains taxes and (c) customs duties.

“Tax Contest” means any audit, examination, contest, litigation or other proceeding with or against any taxing authority.

“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, estimate, information report or return or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreement” means any Contract relating to the sharing, allocation or indemnification of Taxes, other than (a) any such Contract solely among two or more members of the BP Group and (b) any commercial Contract, the principal subject matter of which is not Taxes, entered into in the ordinary course of the business and containing customary Tax indemnification provisions.

“Third-Party Claim” has the meaning set forth in Section 9.4(a).

“Third-Party Reimbursement” has the meaning set forth in Section 9.6.

“Trading Day” means any day on which the BGC Shares are traded on NASDAQ, or, if NASDAQ is not the principal trading market for the BGC Shares, then on the Principal Trading Market; provided that “Trading Day” shall not include any day on which the BGC Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the BGC Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Transaction Documents” means each of this Agreement, the NewCo Partnership Agreement and any certificate or instrument delivered or agreement entered into pursuant to this Agreement.

“Transactions” means the BP Sale, the BGC Investment, the Cantor Investment and the other transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.3(b).

“Unit” has the meaning set forth in the NewCo Partnership Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.).

“Weighted Average Price” means, the dollar volume-weighted average price for the BGC Shares on NASDAQ or the Principal Trading Market (as applicable) during the period beginning at 9:30:01 a.m., New York time (or such other time as NASDAQ or the Principal Trading Market (as applicable) publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as NASDAQ or the Principal Trading Market (as applicable) publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such over-the-counter market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such over-the-counter market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets LLC. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

Section 1.2 Interpretive Provisions. Unless the express context otherwise requires: (a) the words “hereof,” “hereto,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) words defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) unless otherwise stated, references herein to a specific Section, Subsection, Recital, Introduction, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Introduction, Schedules, Annexes or Exhibits of this Agreement; (d) wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (f) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (g) the word “or” shall be disjunctive but not exclusive; (h) the headings contained in this Agreement are intended solely for convenience and shall not affect the construction or interpretation of this Agreement or the rights or obligations of the Parties; and (i) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

ARTICLE II

THE TRANSACTIONS

Section 2.1 The Transactions.

(a) BP Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Partnership shall sell, assign, transfer and convey to BGC Partners or its designated Subsidiary, and BGC Partners or its designated Subsidiary shall purchase and acquire from the Partnership, all of the BP Units, free and clear of any Liens (other than Permitted Liens), in exchange for a payment of (i) Eight Hundred Seventy-Five Million Dollars ($875,000,000), plus (ii) the Estimated Closing Net Assets Overage (if any), minus (iii) the Estimated Closing Net Assets Shortage (if any) (collectively, the “Estimated BP Purchase Price” and as finally determined in accordance with Section 2.2, the “BP Purchase Price”), payable by wire transfer of immediately available funds to the account designated by the Partnership in writing at least two (2) Business Days prior to the Closing Date. Notwithstanding the foregoing, the Partnership may request prior to the Closing that BGC Partners or its designated Subsidiary shall satisfy a portion of the BP Purchase Price by delivering (or causing to be delivered) to one or more Selling Parties on behalf of the Partnership a number of BGC Units requested by the Partnership, all of which BGC Units shall be used to purchase and/or redeem, as applicable, all or a portion of the limited partnership interests in the Partnership held by the Selling Parties in accordance with the terms of the applicable Existing Sales Agreements; provided that in no event shall the value of BGC Units delivered be in excess of Three Million Five Hundred Thousand Dollars ($3,500,000). For the purpose of determining the portion of the BP Purchase Price deemed satisfied by the delivery of a BGC Unit contemplated by the immediately preceding sentence, the value of one BGC Unit shall be equal to the BGC Stock Value.

(b) BGC Investment and Cantor Investment. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, immediately following the BP Sale: (i) BGC Partners shall, or shall cause its designated Subsidiary to, purchase and acquire, and NewCo shall issue, sell and deliver to BGC Partners or such designated Subsidiary newly issued Series A Units, as set forth on Schedule I hereto, with the rights, privileges and obligations set forth in the NewCo Partnership Agreement, for an aggregate purchase price of One Hundred Million Dollars ($100,000,000) (the “BGC Investment Purchase Price”), payable by wire transfer of immediately available funds to the account designated by NewCo in writing at least two (2) Business Days prior to the Closing Date; and (ii) Cantor shall, or shall cause its designated Subsidiary to, purchase and acquire, and NewCo shall issue, sell and deliver to Cantor or such designated Subsidiary newly issued Series B Units, as set forth on Schedule I hereto, with the rights, privileges and obligations set forth in the NewCo Partnership Agreement, for an aggregate purchase price of Two Hundred Sixty-Six Million, Six-Hundred Seventy Thousand Dollars ($266,670,000) (the “Cantor Investment Purchase Price”), payable, at the election of Cantor or its designated Subsidiary, in (A) cash by wire transfer of immediately available funds to the account designated by NewCo in writing at least two (2) Business Days prior to the Closing Date, (B) non-cash Assets valued as of the Closing at their fair market value (as determined by standard market practice for such non-cash Assets, including, if applicable, taking into account any associated Liabilities of such non-cash Assets if it is standard market practice to do so) or

(C) a combination of the foregoing; provided that in the case of clauses (B) or (C) above, any such non-cash Assets shall primarily consist of loans held for sale by the Partnership in the ordinary course of business and, to the extent that such non-cash Assets are not loans held for sale by the Partnership in the ordinary course of business, such non-cash Assets shall be other assets held by the Partnership in the ordinary course of business. In the event that a post-Closing audit determines that the actual fair market value as of the Closing of any non-cash Asset contributed by Cantor or its designated Subsidiary to NewCo is greater than the value used for such non-cash Asset pursuant to clauses (B) or (C) of the immediately preceding sentence, then NewCo shall promptly pay to Cantor or its designated Subsidiary an amount in cash equal to such difference, and in the event that a post-Closing audit determines that the actual fair market value as of the Closing of any non-cash Asset contributed by Cantor or its designated Subsidiary to NewCo is less than the value used for such non-cash Asset pursuant to clauses (B) or (C) of the immediately preceding sentence, then Cantor or its designated Subsidiary shall promptly pay to NewCo an amount in cash equal to such difference.

(c) NewCo Partnership Agreement. At the Closing, the applicable Parties will amend and restate the Existing Partnership Agreement substantially in the form of the NewCo Partnership Agreement attached as Exhibit A hereto to reflect the BGC Investment and the Cantor Investment and to otherwise set forth the rights, privileges and obligations of the holders of the Series A Units and the holders of the Series B Units.

Section 2.2 BP Purchase Price Adjustment.

(a) No later than five (5) Business Days prior to the Closing, the Partnership shall deliver, or cause to be delivered, to BGC Partners a balance sheet (the “Estimated Closing Balance Sheet”) setting forth the Partnership’s good-faith estimate of the Closing Net Assets (the “Estimated Closing Net Assets”), along with reasonable supporting documentation for the Partnership’s estimation. The Partnership shall provide BGC Partners with a reasonable opportunity to review and comment on the Estimated Closing Net Assets and shall consider in good faith any revisions to the Estimated Closing Net Assets proposed by BGC Partners (it being understood that, in the event of any disagreement among the Parties with respect to the Estimated Closing Net Assets that is not resolved as of immediately prior to the Closing, the Estimated Closing Balance Sheet proposed by the Partnership shall be used at the Closing to determine the Estimated BP Purchase Price pursuant to Section 2.1(a)). The Partnership shall give, and shall cause its advisors, accountants and representatives to give, BGC Partners and its advisors, accountants and representatives access to such books, records, work papers and personnel of the Partnership and its Subsidiaries as may be reasonably necessary to understand the calculations set forth in the Estimated Closing Balance Sheet.

(b) Within sixty (60) calendar days following the Closing Date, BGC Partners shall prepare, or cause to be prepared, and deliver to the Partnership a statement (the “Adjusted Closing Balance Sheet”) setting forth BGC Partners’ calculation of the Closing Net Assets (the “Adjusted Closing Net Assets”). BGC Partners shall give, and shall cause its advisors, accountants and representatives to give, the Partnership and its advisors, accountants and representatives access to such books, records, work papers and personnel of BGC Partners and its Subsidiaries as may be reasonably necessary to understand the calculations set forth in the Adjusted Closing Balance Sheet.

(c) The Partnership shall have thirty (30) calendar days from the date on which the Adjusted Closing Balance Sheet is delivered to it to assess the preparation and confirm the accuracy of the Adjusted Closing Balance Sheet and the calculation of the Adjusted Closing Net Assets (the “Review Period”). If the Partnership believes in good faith that the Adjusted Closing Balance Sheet or the calculation of the Adjusted Closing Net Assets is inaccurate, the Partnership may, on or prior to the last day of the Review Period, deliver a written notice to BGC Partners setting forth, in reasonable detail, each disputed item or amount and the basis for the Partnership’s disagreement therewith, together with supporting calculations and documentation (the “Dispute Notice”). If the Partnership does not deliver to BGC Partners a Dispute Notice on or prior to the last day of the Review Period, then the Adjusted Closing Balance Sheet and the Adjusted Closing Net Assets shall be final and binding on the Parties.

(d) If the Partnership delivers to BGC Partners a Dispute Notice on or prior to the last day of the Review Period, the Partnership and BGC Partners shall negotiate in good faith to resolve any disputes identified in such Dispute Notice. If the Partnership and BGC Partners agree in writing on resolution of all disputes properly identified in such Dispute Notice, then the Adjusted Closing Balance Sheet and the Adjusted Closing Net Assets, each as modified by such agreement of the Partnership and BGC Partners, shall be final and binding on the Parties. If the Partnership and BGC Partners are unable to resolve all disputed items in such Dispute Notice within fifteen (15) calendar days after the Partnership’s delivery of such Dispute Notice to BGC Partners, they shall promptly thereafter cause an internationally recognized independent accounting firm mutually agreeable to the Partnership and BGC Partners (the “Accounting Referee”) to promptly review this Agreement and the disputed items or amounts for the purpose of calculating the Adjusted Closing Net Assets. In making such calculation, the Accounting Referee shall consider only those items or amounts as to which the Partnership and BGC Partners have disagreed and must be based solely in accordance with the terms and provisions of this Agreement. The calculation by the Accounting Referee with respect to the disputed items shall not exceed the greater of, or be less than the lesser of, the amounts proposed by the Partnership and BGC Partners, as the case may be. The Accounting Referee shall deliver to the Partnership and BGC Partners a report setting forth such calculation. The Partnership and BGC Partners shall use their reasonable best efforts to cause the Accounting Referee to deliver such report within thirty (30) calendar days following appointment of the Accounting Referee. Such report shall be final and binding upon the Parties, absent manifest error. The cost of such review and report shall be borne in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Accounting Referee) bears to the total amount of the disputed items. The Partnership and BGC Partners shall promptly reimburse the other to the extent that the other paid more than the amount so required pursuant to the immediately preceding sentence. The Partnership and BGC Partners will, and will cause their respective independent accountants to, cooperate and assist in the calculation of the Adjusted Closing Net Assets and in the conduct of the review by the Accounting Referee pursuant to this Section 2.2, including the making available to the extent necessary of books, records, work papers and personnel. The date on which the Adjusted Closing Net Assets is finally determined in accordance with this Section 2.2 is referred as to the “Determination Date.”

(e) If the Adjusted Closing Net Assets as finally determined in accordance with this Section 2.2 is less than the Estimated Closing Net Assets, then the Partnership shall deliver such difference to BGC Partners within five (5) Business Days after the Determination Date by wire transfer of immediately available funds to an account designated in writing by BGC Partners.

(f) If the Adjusted Closing Net Assets as finally determined in accordance with this Section 2.2 is greater than the Estimated Closing Net Assets, then BGC Partners shall deliver such difference to the Partnership within five (5) Business Days after the Determination Date by wire transfer of immediately available funds to an account or accounts designated in writing by the Partnership.

(g) Any payments made pursuant to Section 2.2(e) or Section 2.2(f) shall be treated as an adjustment to the BP Purchase Price.

Section 2.3 Special Asset Servicing Group Assets. The Parties acknowledge and agree that the Partnership is not intending to sell to BGC Partners, and BGC Partners is not intending to purchase, the Special Asset Servicing Group Assets held by Berkeley Point or its Subsidiaries, but that the Parties expect that Berkeley Point or its Subsidiaries will continue to hold the Special Asset Servicing Group Assets. Accordingly, the Parties agree that the Partnership shall bear all of the benefits and burdens of the Special Asset Servicing Group Assets after the Closing, even though legal title to the Special Asset Servicing Group Assets may continue to be held by Berkeley Point after the Closing, until the Special Asset Servicing Group Assets are transferred from Berkeley Point to the Partnership (the “Special Asset Servicing Transfer Date”), it being understood that Berkeley Point and the Partnership will transfer the employment of any employee that is part of the Special Asset Servicing Group Assets as of such Special Asset Servicing Transfer Date in a manner to avoid disruption to each Party’s respective business. The Special Asset Servicing Transfer Date shall occur at such date and time as determined by the Partnership following receipt of any required consents or approvals from the GSEs. After the Closing and until the Special Asset Servicing Transfer Date, BGC Partners shall, and shall cause Berkeley Point to, hold the Special Asset Servicing Group Assets in trust for the use and benefit of the Partnership (at the expense of the Partnership), and shall take such other actions as may be reasonably requested by the Partnership in order to place the Partnership, insofar as reasonably possible, in the same position it would be had the Special Asset Servicing Group Assets been retained directly by the Partnership. Without limiting the generality of the foregoing, BGC Partners shall not dispose of any of the Special Asset Servicing Group Assets without the prior consent of the Partnership. After the Closing and until the Special Asset Servicing Transfer Date, if BGC Partners or any of its Subsidiaries receive any payment or other amount that is, or is on account of the ownership and operation of, a Special Asset Servicing Group Asset, BGC Partners shall promptly remit, or cause to be remitted, such amount to the Partnership.

Section 2.4 Withholding. Notwithstanding any other provision of this Agreement, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required by Applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

CLOSING; CONDITIONS TO CLOSING

Section 3.1 Closing. The consummation of the BP Sale, the BGC Investment and the Cantor Investment (the “Closing”) shall take place remotely by electronic or facsimile transmissions at 10:00 a.m., New York City time, on the last Business Day of the calendar month in which occurs the date that is the second (2nd) Business Day after the satisfaction or, to the extent permitted by Applicable Law, waiver of each of the conditions set forth in Section 3.2 (other than those conditions that can be satisfied only at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions at the Closing), unless another time, date or place is agreed to in writing by the Partnership, BGC Partners and Cantor (it being agreed that the Partnership, BGC Partners and Cantor shall determine such other time, date or place in good faith after consideration of any relevant factors identified by the Parties). The “Closing Date” shall be the date on which the Closing is consummated.

Section 3.2 Conditions to Closing.

(a) Mutual Closing Conditions. The obligations of the Parties to consummate the Transactions are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the Partnership, BGC Partners and Cantor) of each of the following conditions:

(i) there shall not be in effect any Order enjoining or otherwise prohibiting the Transactions that shall have been issued by a Governmental Authority of competent jurisdiction; and

(ii) any consent or non-objection required in connection with the Transactions under any agreement between a member of the Partnership Group, on the one hand, and the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, the Federal Housing Administration or the U.S. Department of Housing and Urban Development (collectively the “GSEs”), on the other hand (collectively, the “GSE Approvals”), shall have been received and shall remain in full force and effect.

(b) BGC Parties’ Closing Conditions. In addition to the conditions set forth in Section 3.2(a), the obligations of the BGC Parties to consummate the Transactions are subject to the satisfaction (or, if permitted by Applicable Law, waiver by such BGC Party) of each of the following conditions:

(i) (A) (x) the representations and warranties of the Partnership set forth in Section 5.1 (Organization; Due Authorization) and Section 5.5 (Brokers and Finders) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date) and (y) all of the other representations and warranties of the Partnership set forth in this Agreement (without giving effect to any “material,” “materiality” or “Material Adverse Effect” or other similar materiality qualifications contained in any such representation or warranty) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, prevent or materially delay the Partnership’s ability to consummate the Transactions; and (B) (x) the representations and warranties of Cantor set forth in Section 6.1 (Organization; Due Authorization), Section 6.2 (Capitalization; Title to BP Units), Section 6.3 (Operation and Ownership of NewCo) and Section 6.8 (Brokers and Finders) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date) and (y) all of the other representations and warranties of Cantor contained in this Agreement (without giving effect to any “material,” “materiality” or “Material Adverse Effect” or other similar materiality qualifications contained in any such representation or warranty) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect; and

(ii) (A) the Partnership shall have complied in all material respects with its covenants and obligations under this Agreement to be performed prior to the Closing; and (B) each of Cantor and NewCo shall have complied in all material respects with their respective covenants and obligations under this Agreement to be performed prior to the Closing.

(c) Partnership, Cantor and NewCo’s Closing Conditions. In addition to the conditions set forth in Section 3.2(a), the obligations of the Partnership, Cantor and NewCo to consummate the Transactions are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the Partnership and Cantor) of each of the following conditions:

(i) (A) the representations and warranties of the BGC Parties set forth in Section 4.1 (Organization; Due Authorization) and Section 4.7 (Brokers and Finders) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date); and (B) all of the other representations and warranties of the BGC Parties contained in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, prevent or materially delay the BGC Parties’ ability to consummate the Transactions; and

(ii) the BGC Parties shall have complied in all material respects with their covenants and obligations under this Agreement to be performed prior to the Closing.

Section 3.3 Closing Actions.

(a) At the Closing:

(i) the BGC Parties shall:

(A) pay (or cause to be paid) to the Partnership the BP Purchase Price in accordance with Section 2.1(a);

(B) pay (or cause to be paid) to NewCo an aggregate amount in cash equal to the BGC Investment Purchase Price in accordance with Section 2.1(b);

(C) deliver (or cause to be delivered) to the Partnership and Cantor a certificate duly executed by an authorized officer of BGC Partners, dated as of the Closing Date, to the effect that the conditions specified in Section 3.2(c)(i) and Section 3.2(c)(ii) have been satisfied; and

(D) deliver (or cause to be delivered) to NewCo and Cantor counterparts of the NewCo Partnership Agreement, duly executed by each member of the BGC Partners Group that will hold Series A Units as of the Closing;

(ii) the Partnership shall deliver (or cause to be delivered):

(A) to BGC Partners or its designated Subsidiary, the BP Units, free and clear of any Liens (other than Permitted Liens), which delivery shall be evidenced by delivering a transfer document reasonably acceptable to BGC Partners;

(B) to the BGC Parties, a certificate duly executed by an authorized officer of the Partnership, dated as of the Closing Date, to the effect that the conditions specified in Section 3.2(b)(i)(A) and Section 3.2(b)(ii)(A) have been satisfied; and

(C) to BGC Partners, a certificate of non-foreign status of the Partnership, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B);

(iii) Cantor shall:

(A) pay (or cause to be paid) to NewCo the Cantor Investment Purchase Price in accordance with Section 2.1(b);

(B) deliver (or cause to be delivered) to the BGC Parties, a certificate duly executed by an authorized officer of Cantor, dated as of the Closing Date, to the effect that the conditions specified in Section 3.2(b)(i)(B) and Section 3.2(b)(ii)(B) have been satisfied; and

(C) deliver (or cause to be delivered) to NewCo and BGC Partners counterparts of the NewCo Partnership Agreement, duly executed by each member of the Cantor Group that will hold Series B Units as of the Closing; and

(iv) NewCo shall deliver (or cause to be delivered):

(A) the New Purchased Units, to the Parties listed and in the amounts specified on Schedule I hereto, free and clear of any Liens (other than Permitted Liens), which delivery shall be evidenced by delivering counterparts of the NewCo Partnership Agreement duly executed by each of NewCo and the NewCo General Partner.

Section 3.4 Tax Treatment; Purchase Price Allocation.

(a) The Parties intend that, for U.S. federal (and applicable state and local) income Tax purposes (the Tax treatment described in the following provisions, the “Intended Tax Treatment”): (i) the BP Sale shall be treated as the acquisition of all of the assets of Berkeley Point (other than the Special Asset Servicing Group Assets, which shall be treated as having been retained by the Partnership) by BGC Partners and/or its relevant Subsidiaries from the Partnership in a taxable transaction; provided that, if any portion of the BP Purchase Price is satisfied in BGC Units pursuant to Section 2.1(a), then the BP Sale shall, solely with respect to a pro rata portion of each such asset of Berkeley Point deemed acquired in exchange for such BGC Units, be treated as a contribution by the Partnership to BGC Holdings of such pro rata portion of each such asset in exchange for such BGC Units in a transaction described in Section 721 of the Code; and (ii) the BGC Investment and the Cantor Investment shall each be treated as a transaction described in Section 721 of the Code.

(b) The Partnership and BGC Partners agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the BP Purchase Price (as finally determined pursuant to Section 2.2) and any other items treated for Tax purposes as additional consideration in the BP Sale among the assets of Berkeley Point (other than the Special Asset Servicing Group Assets) in accordance with the following provisions of this Section 3.4(b). No later than ninety (90) days after the date on which the BP Purchase Price is finally determined pursuant to Section 2.2, the Partnership shall deliver to BGC Partners a proposed allocation of the BP Purchase Price (as finally determined pursuant to Section 2.2) and any other items that are treated for Tax purposes as additional consideration in the BP Sale as of the Closing Date determined in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Partnership’s Allocation”). If BGC Partners disagrees with Partnership’s Allocation, BGC Partners may, within twenty (20) days after delivery of Partnership’s Allocation, deliver a notice (the “BGC Allocation Notice”) to the Partnership to such effect, specifying those items as to which BGC Partners disagrees and setting forth BGC Partners’ proposed allocation. If the BGC Allocation Notice is duly delivered, the Partnership and BGC Partners shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the BP Purchase Price (as finally determined pursuant to Section 2.2) and any other items that are treated as additional consideration for Tax purposes. If the Partnership and BGC Partners are unable to reach such agreement, they shall promptly thereafter cause the Accounting Referee to resolve any remaining disputes. The allocation, as prepared by the Partnership if no BGC Allocation Notice has been given, as adjusted pursuant to any agreement between the Partnership and BGC Partners or as determined by the Accounting Referee (the “Allocation”) shall be conclusive and binding on the Parties hereto.

(c) None of the Parties shall (and each shall cause its Affiliates not to) take any position (whether on any Tax Return, in connection with any Tax proceeding or otherwise) that is inconsistent with the Intended Tax Treatment or the Allocation, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Applicable Law).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BGC PARTIES

Each BGC Party represents and warrants to the Partnership, Cantor and NewCo as follows:

Section 4.1 Organization; Due Authorization. Such BGC Party has been duly organized, is validly existing and is in good standing as a corporation or limited partnership, as applicable, under the laws of the State of Delaware. Such BGC Party has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by such BGC Party of this Agreement and the consummation by such BGC Party of the Transactions have been duly and validly authorized by such BGC Party, and no other proceeding, consent, approval or authorization on the part of such BGC Party is necessary to authorize this Agreement or the consummation by such BGC Party of the Transactions. This Agreement has been duly and validly executed and delivered by such BGC Party and, assuming due authorization and delivery by the other Parties, constitutes a legal, valid and binding obligation of such BGC Party, enforceable against such BGC Party in accordance with its terms, subject to general principles of equity and Applicable Law affecting creditors’ rights generally.

Section 4.2 No Conflicts. The execution and delivery by such BGC Party of this Agreement does not and will not: (a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, conflict with or default under, or accelerate the performance required, or result in the termination of or give any Person the right to terminate, (i) the organizational documents of such BGC Party or (ii) any Contract to which such BGC Party is a party or by which such BGC Party is bound; or (b) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, conflict with or default under any Applicable Law binding upon or applicable to such BGC Party, except, in each case of clause (a)(ii) or (b), as would not have a material adverse effect on the ability of such BGC Party to enter into this Agreement or consummate the Transactions.

Section 4.3 No Authorization or Consents Required. No notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Authority or other Person is required by such BGC Party with respect to such BGC Party’s execution or delivery of this Agreement or the consummation of the Transactions, except for any such notice, consent, approval, authorization, declaration or filing required to be obtained or made by a member of the Partnership Group and except for any such notice, consent, approval, authorization, declaration or filing the failure of which to be obtained or made would not have a material adverse effect on the ability of such BGC Party to consummate the Transactions.

Section 4.4 Litigation; Orders. There are no pending or, to the knowledge of such BGC Party, threatened Actions before or by any Governmental Authority or by any other Person against such BGC Party that seek to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Transactions or that seek damages in connection therewith, and no Order of any such type has been entered or issued. Such BGC Party is not subject to any outstanding Order that prohibits or otherwise restricts the ability of such BGC Party to perform any of its obligations under this Agreement or to consummate the Transactions.

Section 4.5 Securities Law Matters. Such BGC Party is an “accredited investor” as that term is defined under the Securities Act. Such BGC Party is an informed and sophisticated investor in securities, has sufficient knowledge and experience in financial and business matters to be able to evaluate the merits and risks of its investment in the BP Units and the New Purchased Units and to bear the economic risks of such investment, and has received from the Partnership, NewCo or Cantor or their respective Affiliates, as applicable, adequate information regarding the business and operations of NewCo and Berkeley Point and their respective Subsidiaries as it considers necessary to make an informed investment decision with respect to the Transactions.

Section 4.6 Availability of Funds. As of the Closing Date, the BGC Parties will have cash in an aggregate amount sufficient to pay the BP Purchase Price and the BGC Investment Purchase Price at the Closing.

Section 4.7 Brokers and Finders. No BGC Party or any Person acting on such BGC Party’s behalf has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement or the Transactions, other than any broker or finder whose fees or commissions are paid or payable by the BGC Parties.

Section 4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and the representations contained in the NewCo Partnership Agreement, no member of the BGC Partners Group or any other Person makes any other representation or warranty whatsoever, express or implied, on behalf of any member of the BGC Partners Group, and any such other representations and warranties are hereby expressly disclaimed. Each member of the BGC Partners Group acknowledges and agrees that no member of the Partnership Group, the Cantor Group or the NewCo Group or any other Person has made any representations and warranties other than those that are expressly set forth in this Agreement or in the NewCo Partnership Agreement, and no member of the Partnership Group, the Cantor Group or the NewCo Group shall have any liability to any member of the BGC Partners Group from such reliance by any member of the BGC Partners Group on any other information supplied by any member of the Partnership Group, the Cantor Group or the NewCo Group.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to each BGC Party as follows:

Section 5.1 Organization; Due Authorization. The Partnership has been duly organized, is validly existing and is in good standing as a limited partnership under the laws of the State of Delaware. The Partnership has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Partnership of this Agreement and the consummation by the Partnership of the Transactions have been duly and validly authorized by the Partnership, and no other proceeding, consent, approval or authorization on the part of the Partnership is necessary to authorize this Agreement or the consummation by the Partnership of the Transactions. This Agreement has been duly and validly executed and delivered by the Partnership and, assuming due authorization and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, subject to general principles of equity and Applicable Law affecting creditors’ rights generally.

Section 5.2 No Conflicts. The execution and delivery by the Partnership of this Agreement and the consummation of the Transactions do not and will not: (a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, conflict with or default under, or accelerate the performance required, or result in the termination of or give any Person the right to terminate, (i) the organizational documents of the Partnership or (ii) any Contract to which the Partnership is a party or by which any of the Partnership’s assets are bound; (b) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, conflict with or default under any Applicable Law binding upon or applicable to the Partnership or any of the Partnership’s assets; or (c) result in the creation or imposition of any Lien, with or without notice or lapse of time or both, on any assets of the Partnership, except, in each case of clause (a)(ii), (b) or (c), as would not have a material adverse effect on the ability of the Partnership to enter into this Agreement or consummate the Transactions.

Section 5.3 No Authorization or Consents Required. No notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Authority or any other Person (other than as may be required pursuant to the CCRE Partnership Agreement) is required by the Partnership with respect to the Partnership’s execution or delivery of this Agreement or the consummation of the Transactions, except (a) for the GSE Approvals and notices to state Governmental Authorities and (b) for any such notice, consent, approval, authorization, declaration or filing the failure of which to be obtained or made would not have a material adverse effect on the ability of the Partnership to consummate the Transactions. All consents, waivers, exemptions and/or approvals required under or in connection with the CCRE Partnership Agreement have been obtained by the Partnership and/or its Affiliates, as applicable, on or prior to the Agreement Date, except for any consents, waivers, exemptions and approvals the failure of which to be obtained would not have a material adverse effect on the ability of the Partnership to consummate the Transactions.

Section 5.4 Litigation; Orders. There are no pending or, to the Knowledge of the Partnership, threatened Actions before or by any Governmental Authority or by any other Person against the Partnership that seek to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Transactions or that seek damages in connection therewith, and no Order of any such type has been entered or issued. The Partnership is not subject to any outstanding Order that prohibits or otherwise restricts the ability of the Partnership to perform any of its obligations under this Agreement or to consummate the Transactions.

Section 5.5 Brokers and Finders. Neither the Partnership nor any Person acting on the Partnership’s behalf has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement or the Transactions, other than any broker or finder whose fees or commissions are paid or payable by the Partnership.

Section 5.6 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, no member of the Partnership Group or any other Person makes any other representation or warranty whatsoever, express or implied, on behalf of any member of the Partnership Group, and any such other representations and warranties are hereby expressly disclaimed. Each member of the Partnership Group acknowledges and agrees that no member of the BGC Partners Group or any other Person has made any representations and warranties other than those that are expressly set forth in this Agreement, and no member of the BGC Partners Group shall have any liability to any member of the Partnership Group from such reliance by any member of the Partnership Group on any other information supplied by any member of the BGC Partners Group.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF CANTOR

Except as set forth in the schedule delivered by Cantor to BGC Partners concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), Cantor represents and warrants to each BGC Party as follows:

Section 6.1 Organization; Due Authorization. Each of Cantor and NewCo has been duly organized, is validly existing and is in good standing as a limited partnership under the laws of the State of Delaware. Each of Cantor and NewCo has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Cantor and NewCo of this Agreement and the consummation of the Transactions by Cantor and NewCo have been duly and validly authorized by Cantor and NewCo and no other proceeding, consent, approval or authorization on the part of Cantor or NewCo is necessary to authorize this Agreement or the consummation of the Transactions by Cantor or NewCo. This Agreement has been duly and validly executed and delivered by each of Cantor and NewCo and, assuming due authorization and delivery by the other Parties, constitutes a legal, valid and binding obligation of Cantor and NewCo, enforceable against each of Cantor and NewCo in accordance with its terms, subject to general principles of equity and Applicable Law affecting creditors’ rights generally.

Section 6.2 Capitalization; Title to BP Units.

(a) All of the outstanding Equity Securities of NewCo are held of record as of the Agreement Date by the Persons and in the respective amounts set forth on Exhibit B hereto. Immediately following the Closing, the capitalization of NewCo will be as set forth in Schedule A to the NewCo Partnership Agreement. All of the outstanding Equity Securities of NewCo are (and, when issued in accordance with the terms hereof, the New Purchased Units will be) duly authorized and validly issued in accordance with the organizational documents of NewCo and free of any preemptive rights in respect thereto. Except as provided in the Transaction Documents, there are no options, warrants, rights or convertible or exchangeable securities obligating NewCo or the Partnership to issue, deliver or sell additional Equity Securities of NewCo, or any agreements in respect of the voting or transfer of the Equity Securities of NewCo.

(b) The Partnership is the owner of record of the BP Units. The BP Units constitute all of the issued and outstanding Equity Securities of Berkeley Point. The Partnership has good and valid title to the BP Units, free and clear of any Liens (other than Permitted Liens). Upon delivery to BGC Partners or its designated Subsidiary at the Closing of the BP Units, good and valid title to the BP Units will pass to BGC Partners or its designated Subsidiary, free and clear of any Liens (other than Permitted Liens).

Section 6.3 Operation and Ownership of NewCo. NewCo has been formed solely for the purpose of engaging in the Transactions and, prior to the Closing, shall not engage in any business activities other than activities in connection with this Agreement and the Transactions. Prior to the Closing, Cantor shall own, directly or indirectly, all of the outstanding Equity Securities of NewCo, free and clear of all Liens (other than Permitted Liens).

Section 6.4 No Conflicts. The execution and delivery by Cantor and NewCo of this Agreement and the consummation of the Transactions do not and will not: (a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, conflict with or default under, or accelerate the performance required, or result in the termination of or give any Person the right to terminate, (i) the organizational documents of Cantor or NewCo or (ii) any Contract to which Cantor or NewCo is a party or by which any of their respective assets are bound; (b) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, conflict with or default under any Applicable Law binding upon or applicable to Cantor or NewCo or any of their respective assets; or (c) result in the creation or imposition of any Lien, with or without notice or lapse of time or both, on any assets of Cantor or NewCo, except, in each case of clause (a)(ii), (b) or (c), as would not have a material adverse effect on the ability of Cantor or NewCo to consummate the Transactions.

Section 6.5 No Authorization or Consents Required. No notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Authority or other Person (other than as may be required pursuant to the CCRE Partnership Agreement) is required by Cantor or NewCo with respect to Cantor’s or NewCo’s execution or delivery of this Agreement or the consummation of the Transactions, except for any such notice, consent, approval, authorization, declaration or filing required to be obtained or made by a member of the Partnership Group and except for such notice, consent, approval, authorization, declaration or filings the failure of which to be made or obtained would not have a material adverse effect on the ability of Cantor or NewCo to consummate the Transactions.

Section 6.6 Securities Law Matters. Cantor is an “accredited investor” as that term is defined under the Securities Act. Cantor is an informed and sophisticated investor in securities, has sufficient knowledge and experience in financial and business matters to be able to evaluate the merits and risks of its investment in the New Purchased Units and to bear the economic risks of such investment, and has received from the NewCo or its Affiliates adequate information regarding the business and operations of NewCo as it considers necessary to make an informed investment decision with respect to the Cantor Investment.

Section 6.7 Litigation; Orders. There are no pending or, to the Knowledge of the Partnership, threatened Actions before or by any Governmental Authority or by any other Person against Cantor or NewCo that seek to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Transactions or that seek damages in connection therewith, and no Order of any such type has been entered or issued. Neither Cantor nor NewCo is subject to any outstanding Order that prohibits or otherwise restricts the ability of Cantor or NewCo to perform any of their respective obligations under this Agreement or to consummate the Transactions.

Section 6.8 Brokers and Finders. Neither Cantor nor NewCo or any Person acting on Cantor’s or NewCo’s behalf has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement or the Transactions, other than any broker or finder whose fees or commissions are paid or payable by Cantor.

Section 6.9 Financial Statements.

(a) As of the Agreement Date, a true and complete copy of each of (i) Berkeley Point Capital LLC’s audited, and Berkeley Point’s unaudited, consolidated balance sheets and statements of income for the fiscal years ended December 31, 2015 and December 31, 2016 (the “Annual Financial Statements”), and (ii) Berkeley Point’s unaudited consolidated balance sheet (the “Latest Balance Sheet”) as of March 31, 2017 and the related statement of income for the three-month period then ended (together with the Latest Balance Sheet, the “Interim Financial Statements”) has been delivered to BGC Partners. The Annual Financial Statements and the Interim Financial Statements, collectively, are hereinafter referred to as the “Financial Statements.” The Financial Statements were prepared from, and are consistent with, the books, records and accounts of Berkeley Point and its Subsidiaries. The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition and results of operations of Berkeley Point and its Subsidiaries as of the times and for the periods referred to therein, subject to (A) the absence of footnote disclosures, (B) the absence of a cash flow statement and changes in capital, and (C) with respect to the Interim Financial Statements, the changes resulting from normal year-end adjustments. Except as set forth in the Financial Statements, Berkeley Point and its Subsidiaries do not maintain any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the U.S. Securities and Exchange Commission.

(b) The BP Group keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the BP Group. Since January 1, 2015, there has not been any (i) material complaint, allegation, assertion or claim that the BP Group have engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls; or (ii) fraud, whether or not material, that involves management or other employees of the BP Group who have a significant role in the BP Group’s financial reporting. The BP Group maintains (as part of the Partnership Group) effective systems of internal accounting controls over financial reporting sufficient to provide reasonable assurance that: (A) material transactions are executed in accordance with management’s general or specific authorization; (B) material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to material assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for material assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 6.10 No Undisclosed Liabilities. There are no Liabilities of the BP Group in excess of $50,000 individually, other than (a) Liabilities disclosed on Section 6.10 of the Disclosure Schedule, (b) Liabilities disclosed in the Financial Statements or (c) Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet.

Section 6.11 Absence of Certain Developments. Since January 1, 2017 through the Agreement Date, the BP Group has conducted its business in the ordinary course of business. Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Since the date of the Latest Balance Sheet through the Agreement Date, no member of the BP Group has taken any action that would be prohibited by clauses (e), (f), (g) or (h) of Section 7.2 if such action had been taken after the Agreement Date.

Section 6.12 Taxes.

(a) All income and other material Tax Returns required to be filed by members of the BP Group have been timely filed (giving effect to extensions). All such material Tax Returns are true and complete in all material respects. Complete copies of all such material Tax Returns for which the statute of limitations on assessment has not expired have been made available to BGC Partners.

(b) The BP Group has fully and timely paid all material Taxes owed by it (whether or not shown on any Tax Return).

(c) There are no outstanding agreements extending or waiving, or having the effect of waiving or extending, the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, material Taxes due from the BP Group for any taxable period. No request for any such waiver or extension is currently pending. The time for filing any material Tax Return with respect to the BP Group has not been extended to a date later than the Agreement Date.

(d) No audit or other Tax Contest is pending or, to the Knowledge of the Partnership, threatened with respect to any material Taxes due from the BP Group. No Governmental Authority has given notice of any intention to assert any deficiency or claim for a material amount of additional Taxes against the BP Group. No claim has been made by any Governmental Authority in a jurisdiction where any member of the BP Group does not file income or franchise Tax Returns or pay an income or franchise Tax that it is or may be required to file such Tax Returns or pay such Tax in such jurisdiction.

(e) There are no Liens for Taxes upon the assets or properties of the BP Group, except for Permitted Liens.

(f) The BP Group has not (i) participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of any Tax Applicable Law) or (ii) taken any reporting position on a Tax Return, which reporting position if not sustained would be reasonably likely to give rise to a material penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of any Tax Applicable Law).

(g) No member of the BP Group or NewCo is a party to any Tax Sharing Agreement or has any Liability for Taxes of any Person under Treasury Regulation Section 1.1502-6, Treasury Regulation Section 1.1502-78 or similar provision of any Tax Applicable Law, or as a transferee or successor. No member of the BP Group or NewCo is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes.

(h) Each member of the BP Group has withheld from their respective employees, contractors, creditors, equityholders and third parties and timely paid to the appropriate Governmental Authority all material amounts required to be so withheld for all periods ending on or before the Closing Date in material compliance with all Tax withholding and remitting provisions of Applicable Law. The BP Group has complied in all material respects with all material Tax information reporting provisions of all Applicable Laws.

(i) No member of the BP Group is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of (i) the installment method of accounting, (ii) the completed contract method of accounting, (iii) the long-term contract method of accounting, (iv) the cash method of accounting or Section 481 of the Code or comparable provisions of any Tax Applicable Law, (v) a prepaid amount received on or prior to the Closing Date or (vi) any election pursuant to Section 108(i) of the Code.

(j) Any adjustment of Taxes of the BP Group made by the IRS, which adjustment is required to be reported to the appropriate Governmental Authorities, has been so reported.

(k) No member of the BP Group has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of any Tax Applicable Law. The BP Group is not subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority that would be binding on the BP Group for taxable periods beginning after the Closing Date.

(l) Each member of the BP Group has at all times been classified and treated as a partnership or disregarded entity for U.S. federal and applicable state income Tax purposes. The BP Group does not own (or is not treated under applicable attribution rules as owning) any shares in a passive foreign investment company within the meaning of Section 1297(a) of the Code. NewCo is, and has always been, classified and treated as a partnership or disregarded entity for U.S. federal and applicable state income Tax purposes.

(m) No member of the BP Group has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) No member of the BP Group has elected to have any part of the partnership audit regime described in the Bipartisan Budget Act of 2015, P.L. No. 114-74, apply to it prior to January 1, 2018.

(o) No Assets of the BP Group are “section 197(f)(9) intangibles” in the hands of the Partnership, within the meaning of Treasury Regulations Section 1.197-2(h).

The Parties acknowledge and agree that the representations and warranties contained in this Section 6.12 and, to the extent relating to Taxes or Tax matters, Sections 6.9, 6.16 and 6.17, contain the sole representations and warranties of Cantor with respect to Taxes or Tax matters.

Section 6.13 Contracts.

(a) Section 6.13(a) of the Disclosure Schedule sets forth a true and complete list of all Material Contracts as of the Agreement Date. “Material Contracts” means all Contracts to which any member of the BP Group is a party, or by which any of its assets are bound, and which fall within any of the following categories:

(i) any Leases;

(ii) any Contract that contains covenants that (A) limit the ability of the BP Group or any of its officers, directors, managers, or employees to compete in any business or with any Person or in any geographic area, or to sell, supply, provide or distribute any service or product; (B) require the BP Group to treat a particular counterparty as a “most favored nation” in the course of dealing with such counterparty; or (C) require the BP Group to deal exclusively with a particular counterparty;

(iii) any material Contract between a member of the BP Group, on the one hand, and one or more of their Affiliates (other than a member of the BP Group), on the other hand;

(iv) any Contract that the Partnership reasonably anticipates will involve individual or aggregate payments or consideration by the BP Group of more than $1 million in any calendar year for goods or services furnished by or to the BP Group, other than (A) any Contract relating to loan origination, underwriting or securitization by Berkeley Point or any of its Subsidiaries, (B) any Contract relating to the repurchase of loans originated or acquired by Berkeley Point or any of its Subsidiaries, (C) any Contract relating to any warehouse line of credit, (D) any Contract relating to hedging transactions or (E) any other Contract entered into in the ordinary course of business;

(v) any royalty, dividend, revenue share or similar arrangement based on the revenues or profits of the BP Group, other than any Contract relating to loan origination, underwriting or securitization in the ordinary course of business including Contracts with brokers or employees or providing for payments for referrals to or from Berkeley Point or any of its Subsidiaries;

(vi) any Contract relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture, other than any Contract relating to the formation, creation, operation, management or control of any member of the BP Group;

(vii) any Contract for capital expenditures involving payments of more than $1 million individually under which there are material outstanding obligations;

(viii) any Contract under which the BP Group has continuing indemnification obligations to any Person that are material to the BP Group, taken as a whole, other than those entered into in the ordinary course of business;

(ix) any Contract with any labor union or association relating to any current or former employee of the BP Group;

(x) any Contract relating to the acquisition or disposition of any business or capital stock of, or the making of any capital contribution or other investment in, any Person other than a member of the BP Group, other than in the ordinary course of business or that is not material to the BP Group, taken as a whole;

(xi) any Contract under which the BP Group has advanced or loaned, or has agreed to advance or loan, an amount to any Person, other than (A) any Contract relating to a loan in an amount less than $1 million, (B) any Contract relating to the repurchase of loans originated or acquired by any member of the BP Group, (C) any Contract relating to any warehouse line of credit, (D) any Contract relating to loans to employees of any member of the BP Group, or any Affiliate thereof providing services to the BP Group or (E) any other Contract entered into in the ordinary course of business; or

(xii) any Contract for the borrowing of money or debt by the BP Group or any leasing transaction of the type required to be capitalized in accordance with GAAP consistently applied on a basis consistent with the BP Group’s past practices, in each case other than any Contract entered into in the ordinary course of business or for an amount less than $1 million.

(b) Each Material Contract is a valid and binding obligation of the applicable member of the BP Group, is in full force and effect and is enforceable against the applicable member of the BP Group and, to the Knowledge of the Partnership, against the other parties thereto, subject to general principles of equity and Applicable Law affecting creditors’ rights generally. Neither the BP Group nor, to the Knowledge of the Partnership, any other party thereto is in material breach or violation of or default under any Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by the BP Group or, to the Knowledge of the Partnership, the other parties thereto under any Material Contract. As of the Agreement Date, the BP Group is not participating in any discussions or negotiations regarding the material modification of or material amendment to any Material Contract that, if so modified or amended, would have a material adverse effect on the BP Group. As of the Agreement Date, the BP Group has not received any notice or threat that any other party intends to terminate or fail to renew, or seek to materially amend the terms of, any Material Contract. Prior to the Agreement Date, the BGC Parties either have been supplied with, or have been given access to, a true and complete copy of each Material Contract in effect as of the Agreement Date.

Section 6.14 Intellectual Property.

(a) The BP Group is the exclusive owner of and has good marketable title to, or possesses full, legally enforceable rights to use all material Intellectual Property and Intellectual Property Rights used in the operation of the Business (the “BP Intellectual Property”). Any Intellectual Property or Intellectual Property Rights owned by the BP Group are referred to collectively as the “Owned Intellectual Property.” The BP Group possesses legally enforceable rights to use, sell, transfer and assign all material Owned Intellectual Property used in the operation of the Business.

(b) To the Knowledge of the Partnership, the operation and conduct of the Business do not infringe, violate, interfere with, misappropriate or make unlawful use of (or in the past infringed, violated, interfered with, misappropriated or made unlawful use of), in each case in any material respect, any Intellectual Property, Intellectual Property Rights or other proprietary rights of any other Person. As of the Agreement Date, none of the members of BP Group has received any actual or threatened written claim, demand, or suit in writing based on an alleged violation of any of the foregoing.

(c) The Owned Intellectual Property is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable, in whole or in part.

(d) To the Knowledge of the Partnership, during the past three (3) years, there have been no (i) security breaches or instances of unauthorized access, disclosure, or use of any personal information or (ii) instances of unauthorized access to any non-public information that the BP Group collects in the ordinary course of business except in each case, as would not reasonably be expected, either individually or in the aggregate, to be material to the BP Group, taken as a whole.

(e) The BP Group (x) has taken commercially reasonable steps to maintain the confidentiality of its trade secrets used in connection with the Business; and (y) has otherwise taken commercially reasonable measures to protect Owned Intellectual Property.

(f) The hardware used by any member of the BP Group in the Business is in good repair and operating condition. The BP Group has implemented, maintains and complies in all material respects with commercially reasonable business continuity and backup and disaster recovery plans and procedures.

Section 6.15 Real and Personal Property.

(a) Section 6.15(a) of the Disclosure Schedule sets forth a true and complete list of all Contracts under which the BP Group leases, subleases or licenses real property (collectively, the “Leases” and each description of the real property demised under the Leases, collectively, the “Leased Properties”). All Leases arose in arm’s-length transactions in the ordinary course of business. The BP Group has, and immediately following the Closing and after giving effect thereto will have, a good and valid leasehold title to each Leased Property, subject only to the terms and conditions of the applicable Lease and to any Permitted Liens. Except as set forth in Section 6.15(a) of the Disclosure Schedule, the BP Group has not leased or otherwise granted to any Person the right to use or occupy any Leased Property or any portion thereof.

(b) No member of the BP Group owns any real property.

(c) There is no pending, or, to the Knowledge of the Partnership, threatened, appropriation, condemnation or like Action materially affecting the Leased Properties or any part thereof or any sale or other disposition of any part thereof in lieu of condemnation or other matters materially affecting and impairing the current use, occupancy or value thereof.

(d) The use by the BP Group of the Leased Properties or any portion thereof and the improvements erected thereon, does not, in any material respect, breach, violate or conflict with (i) any covenants, conditions or restrictions applicable thereto or (ii) the terms and provisions of the applicable Lease.

(e) Taking into account (i) the services that will be provided by members of the Cantor Group or the Partnership Group to the BP Group after the Closing and (ii) the services provided by members of the BGC Partners Group to the BP Group as of the Agreement Date, the BP Group will have immediately following the Closing, good and valid title to, or a valid and enforceable leasehold interest in or license to, all of the assets and properties, whether real, personal, tangible or intangible, that are necessary to carry on the Business from and after the Closing Date in all material respects in substantially the same manner as conducted immediately prior to the Closing, free and clear of all Liens except for Permitted Liens. As of the Closing Date, the BP Group will hold sufficient cash and cash equivalents to operate the Business in all material respects in the ordinary course of business.

(f) The facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, related capitalized items and other tangible property that are, individually or in the aggregate, material to the BP Group, taken as a whole (the “Tangible Property”), are in good operating condition and repair, subject to continued repair and replacement in the ordinary course of business, and are suitable for their intended use. In the past three (3) years there has not been any significant interruption of the operations of the Business due to inadequate maintenance of the Tangible Property.

Section 6.16 Employee Matters.

(a) Except as would not reasonably be expected, either individually or in the aggregate, to be material to the BP Group, taken as a whole: (i) the BP Group is and in the past three (3) years has been in compliance with all Applicable Laws respecting employment and labor, including Applicable Laws respecting labor relations, fair employment practices, employment discrimination, harassment and retaliation, equal employment opportunities, reasonable accommodation, disability rights and benefits, terms and conditions of employment, child labor, occupational safety and health, immigration, wages and hours, overtime compensation, meal and rest periods, hiring and termination of employees, plant closures and layoffs, data protection and employee privacy, leaves of absence, workers compensation and unemployment insurance and employment related Taxes; (ii) there are no, and within the last three (3) years there have been no, (A) Actions with respect to employment or labor matters (including relating to or asserting allegations of employment discrimination, harassment, retaliation, misclassification, wage or hour violations or unfair labor practices) existing, pending or, to the Knowledge of the Partnership, threatened against or involving the BP Group in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally or (B) strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the Knowledge of the Partnership, threatened against or involving the BP Group; (iii) none of the employment policies or practices of the BP Group are currently being audited or investigated, or to the Knowledge of the Partnership, is subject to threatened audit or investigation by any Governmental Authority; (iv) the BP Group is not, and within the past three (3) years has not been, subject to any Order or private settlement contract in respect of any labor or employment matters that has material continuing obligations on the BP Group; and (v) the BP Group is, and in the past three (3) years has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

(b) Except as would not reasonably be expected, either individually or in the aggregate, to be material to the BP Group, taken as a whole: each individual who renders services to the BP Group that is classified as (i) a Contract Worker or other non-employee status or (ii) an exempt or nonexempt employee, is, and in the past three (3) years has been, properly classified under Applicable Law.

(c) The BP Group has not in the past six (6) months implemented any plant closing or mass layoff of employees as those terms are defined in the WARN Act or any similar state statute, and no layoffs that would reasonably be expected to implicate the WARN Act or any similar state statute are contemplated as of the Agreement Date. Except as would not reasonably be expected, either individually or in the aggregate, to be material to the BP Group, taken as a whole, the BP Group is not a party to or bound by any collective bargaining agreement or any other labor-related Contract with any labor union or labor organization.

Section 6.17 Employee Benefit Plans.

(a) Except as would not be reasonably expected to be, either individually or in the aggregate, material to the BP Group, taken as a whole, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other Applicable Laws. Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Company Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of the Partnership, there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification. Except as would not be reasonably expected to be, either individually or in the aggregate, material to the BP Group, taken as a whole, no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Company Plan.

(b) No Company Plan is subject to Title IV of ERISA. None of the BP Group and its ERISA Affiliates sponsors, maintains, contributes to or has any Liability in respect of, or has in the past three (3) years sponsored, maintained, contributed to or had any Liability in respect of, any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

(c) No Company Plan is a Multiemployer Plan. Except as would not be reasonably expected to be, either individually or in the aggregate, material to the BP Group, taken as a whole, none of the BP Group nor its ERISA Affiliates has within the past (3) three years’ time maintained or contributed to, or had any Liability in respect of, any Multiemployer Plan.

(d) Except as would not be reasonably expected, either individually or in the aggregate, to be material to the BP Group, taken as a whole, no event has occurred and no condition exists that would, either directly or by reason of the BP Group’s affiliation with any of its ERISA Affiliates, subject the BP Group to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other Applicable Law.

(e) With respect to each Company Plan, (i) no material Actions (other than routine claims for benefits) are pending or, to the Knowledge of the Partnership, threatened, and (ii) no written communication has been received from the Pension Benefit Guaranty Corporation in respect of any Company Plan that is a Title IV Plan or a Multiemployer Plan concerning the funded status of any such plan or any transfer of assets and Liabilities from any such plan in connection with the Transactions.

Section 6.18 Insurance. Except as would not be reasonably expected to be, either individually or in the aggregate, material to the BP Group, taken as a whole, there are no Actions pending against the BP Group under any of the current or past insurance policies covering the property, business or directors, officers or employees of the BP Group. Except as would not be reasonably expected to be, either individually or in the aggregate, material to the BP Group, taken as a whole, the BP Group is in compliance with all insurance policies maintained by or for the benefit of the BP Group (and all premiums due and payable thereon have been paid in full on a timely basis) and have not received any notice of termination, cancellation or non-renewal of any such policies or binders nor, to the Knowledge of the Partnership, is the termination, cancellation or non-renewal of any such policies or binders threatened.

Section 6.19 Compliance with Laws. The BP Group is and has been for the past three (3) years in compliance with all Applicable Laws to which the BP Group is subject, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material to the BP Group, taken as a whole. The BP Group has not received written notice from any Governmental Authority that the BP Group is not in compliance with any Applicable Law except for such non-compliance as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the BP Group, taken as a whole.

Section 6.20 Licenses. The BP Group has obtained and holds all of the Licenses necessary to permit the BP Group to own, operate, use and maintain its assets in all material respects in the manner in which they are owned, operated, used and maintained as of the Agreement Date and to conduct the Business in all material respects as it is conducted as of the Agreement Date (the “Company Licenses”). Each Company License is valid and in full force and effect, except as would not reasonably be expected to be material to the BP Group, taken as a whole. Except as would not be reasonably expected to be, either individually or in the aggregate, material to the BP Group, taken as a whole, no member of the BP Group is in default of a Company License and there are no Actions pending or, to the Knowledge of the Partnership, threatened that would reasonably to be expected to result in the termination, revocation, suspension or restriction of any Company License or the imposition of any fine, penalty, sanction or other Liability for violation of any Applicable Law relating to any Company License.

Section 6.21 Anticorruption Laws.

(a) Except as would not be reasonably expected to be, either individually or in the aggregate, material to the BP Group, taken as a whole, neither any member of the BP Group nor, to the Knowledge of the Partnership, any director or officer of the BP Group or any third party acting on behalf of the BP Group, has taken any action in the past three (3) years that caused the BP Group to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

(b) To the extent required by Applicable Law, and except as would not be reasonably expected to be, either individually or in the aggregate, material to the BP Group, taken as a whole, the operations of the Business by the BP Group are currently conducted in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions applicable to the Business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”). No Action against the BP Group with respect to the Money Laundering Laws is pending or, to the Knowledge of the Partnership, threatened that would be material to the BP Group, taken as a whole.

(c) The BP Group and, to the Knowledge of the Partnership, any director or officer of the BP Group or any third party acting on behalf of the BP Group is not currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 6.22 Availability of Funds. As of the Closing Date, Cantor or a member of the Cantor Group will have cash or non-cash assets in an aggregate amount sufficient to pay the Cantor Investment Purchase Price at the Closing.

Section 6.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI and the representations contained in the NewCo Partnership Agreement, no member of the Cantor Group, the NewCo Group or any other Person makes any other representation or warranty whatsoever, express or implied, on behalf of any member of the Cantor Group or the NewCo Group, and any such other representations and warranties are hereby expressly disclaimed. Each member of the Cantor Group and the NewCo Group acknowledges and agrees that no member of the BGC Partners Group or any other Person has made any representations and warranties other than those that are expressly set forth in this Agreement or in the NewCo Partnership Agreement, and no member of the BGC Partners Group shall have any liability to any member of the Cantor Group or the NewCo Group from such reliance by any member of the Cantor Group or the NewCo Group on any other information supplied by any member of the BGC Partners Group.

ARTICLE VII

COVENANTS

Section 7.1 Efforts. From the Agreement Date until the earlier of the Closing or the termination of this Agreement, each Party shall use reasonable best efforts to satisfy or obtain the satisfaction of the conditions to the Closing set forth in Section 3.2 (and shall not take any action inconsistent therewith) and to consummate the Closing as promptly as practicable, including the execution and delivery of any documents, certificates or other instruments reasonably required for the consummation of the Closing; provided that nothing shall require any Party to waive any condition to the Closing set forth in Section 3.2. Without limiting the foregoing, each Party agrees that it shall cooperate, share information and consult reasonably with the other Parties in connection with its obligations under this Section 7.1.

Section 7.2 Conduct of Business. From the Agreement Date until the earlier of the Closing or the termination of this Agreement, except as expressly required or permitted by this Agreement, as set forth in Section 7.2 of the Disclosure Schedule, as required by Applicable Law or with the prior written consent of BGC Partners (which consent shall not be unreasonably withheld or delayed), the Partnership shall cause the members of the BP Group to conduct the Business in the ordinary course of business and shall use commercially reasonable efforts to preserve intact the business organization of the Business and to preserve the goodwill of customers, suppliers and all other Persons having business relationships with the Business. Without limiting the generality of the foregoing, from the Agreement Date until the earlier of the Closing or the termination of this Agreement, except as expressly required or permitted by this Agreement, as set forth in Section 7.2 of the Disclosure Schedule, as required by Applicable Law or with the prior written consent of BGC Partners (which consent shall not be unreasonably withheld or delayed), the Partnership shall cause the members of the BP Group not to do any of the following:

(a) engage in any material transaction (including capital expenditures) that would require expenditures by Berkeley Point or its Subsidiaries after the Closing in excess of $10 million per year or $20 million in the aggregate, in each case other than in the ordinary course of business;

(b) issue, reissue, sell, grant, pledge or otherwise encumber or authorize the issuance, reissuance, sale, grant, pledge or other encumbrance of Equity Securities of Berkeley Point or any Subsidiaries of Berkeley Point, or any securities convertible into or any rights, warrants or options to acquire any Equity Securities of Berkeley Point or any Subsidiaries of Berkeley Point;

(c) enter into transactions with Affiliates of Berkeley Point, other than transactions (i) in the ordinary course of business consistent with prior practice, (ii) relating to securitizations, referrals, loans or internal allocations, in each case, in the ordinary course of business or (iii) solely among members of the BP Group;

(d) except in the ordinary course of business, (i) materially amend or terminate any Material Contract or (ii) enter into any new Contract that would have been considered a Material Contract if it were entered into at or prior to the Agreement Date, in each case if the effect of such action would be materially adverse to the BP Group, taken as a whole;

(e) merge or consolidate with any other Person (other than internal reorganizations and other than solely among members of the BP Group);

(f) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization involving Berkeley Point or any of its material Subsidiaries (other than internal reorganizations and other than solely among members of the BP Group);

(g) change any significant method of financial accounting or financial accounting principles or practices by the BP Group, except for such changes required by GAAP or Applicable Law;

(h) make or change any material Tax election, change any annual Tax accounting period, change any material method of Tax accounting, file any amended material Tax Returns or claims for material Tax refunds, enter into any closing agreement, propose any material Tax adjustments or assessments to any taxing authority, settle any Tax claim, audit or assessment for a material amount of Taxes, or surrender any right to claim a material Tax refund, in each case, if such action could reasonably be expected to result in a Tax liability to BGC Partners or any of its Subsidiaries (including members of the BP Group) for a Post-Closing Tax Period;

(i) terminate, cancel, amend or modify any material insurance policies maintained by it covering the BP Group or their respective properties which is not replaced by a comparable amount of insurance coverage, in each case other than in the ordinary course of business;

(j) forgive, cancel or compromise any material debt or claim, or waive or release any right of material value of Berkeley Point or its Subsidiaries, other than in the ordinary course of business or as may be required pursuant to any Contract in existence as of the Agreement Date;

(k) other than in the ordinary course of business, or other than with respect to any arrangement that provides for less than $1 million in annual compensation payments and/or grant date value (for any equity-based awards) to any given individual: (i) grant or pay any severance or termination pay to (or amend any such existing arrangement with) any current or former director, officer, employee or independent contractor of Berkeley Point or its Subsidiaries whose annual cash compensation exceeds $1 million, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements for Berkeley Point or its Subsidiaries, (iii) establish, adopt or amend an employment, severance, termination, retention or change of control, deferred compensation or other similar agreement entered into with any director, officer or employee of Berkeley Point or its Subsidiaries whose annual cash compensation exceeds $1 million, other than increases beyond the currently established range for comparable employees, (iv) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of Berkeley Point or its Subsidiaries whose annual cash compensation exceeds $1 million, (v) amend, modify or terminate any existing Company Plan in any manner that would materially increase the liability of Berkeley Point or its Subsidiaries, (vi) grant any new equity awards to any director, officer, employee or independent contractor of Berkeley Point or its Subsidiaries whose annual cash compensation exceeds $1 million, (vii) accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Company Plan to any director, officer, employee or independent contractor of Berkeley Point or its Subsidiaries, to the extent not required by the terms of this Agreement or such Company Plan as in effect on the Agreement Date or (viii) otherwise increase salaries, bonuses or other compensation or benefits payable to any director, officer, employee or independent contractor of Berkeley Point or its Subsidiaries whose annual cash compensation exceeds $1 million, other than increases beyond the currently established range for comparable employees; except in each case under clauses (i)-(viii) above, for any payment to any current or former director, officer, employee or independent contractor of Berkeley Point or its Subsidiaries of compensation that has accrued but has not been paid to such Person as of the Agreement Date; or

(l) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 7.3 Certain Tax Matters.

(a) Each of BGC Partners and the Partnership shall, and shall cause its Affiliates to, provide to the other Party such cooperation, documentation and information relating to Berkeley Point and its Subsidiaries (including the Special Asset Servicing Group Assets) or their operations as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or a right to refund of Taxes or (iii) conducting any Tax proceeding. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(b) Notwithstanding anything to the contrary in this Agreement, each of BGC Partners, on the one hand, and Cantor, on the other hand, shall pay, when due, and be responsible for, 50% of any sales, use, transfer, documentary, stamp, value added, goods and services and similar Taxes imposed on or payable with respect to the BP Sale (“Transfer Taxes”). The Party responsible under Applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. The Partnership and BGC Partners shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application of imposition of any Transfer Taxes.

(c) The Partnership shall be entitled to any refund or credit of Taxes imposed on or with respect to (i) any member of the BP Group for any Pre-Closing Tax Period, except to the extent such refund or credit is reflected as an asset in Adjusted Closing Net Assets as finally determined hereunder and (ii) the Special Asset Servicing Assets or Liabilities or their ownership or operations.

(d) For purposes of this Agreement, in the case of any Taxes of the BP Group that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Closing Taxes shall (i) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable for such Straddle Period if such Straddle Period ended on the Closing Date and (ii) in the case of Taxes that are imposed on a periodic basis with respect to the business or assets of the BP Group or otherwise measured by the level of any item (such as property taxes and similar taxes), be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item for the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. The Parties will, to the extent permitted by Applicable Law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

(e) After the Closing, Cantor shall have the right to control the conduct, through counsel of its own choosing, of any BP Tax Contest for any taxable period ending on or before the Closing Date (a “Cantor Tax Contest”); provided, that, without the consent of the BGC Parties, which consent shall not be unreasonably withheld, delayed or conditioned, Cantor shall not settle, compromise or concede any portion of such Tax Contest that is reasonably likely to result in a Tax Liability of Berkeley Point and its Subsidiaries for any taxable year or portion thereof beginning after the Closing Date; provided, further, that if Cantor fails to assume control of the conduct of any such Tax Contest within a reasonable period following the receipt by Cantor of notice of such Tax Contest, the BGC Parties shall have the right to assume control of such Tax Contest and shall be able to settle, compromise or concede such Tax Contest in their reasonable discretion. The BGC Parties shall control the conduct, through counsel of their own choosing, of any BP Tax Contest other than any Cantor Tax Contest; provided, that in the case of any such BP Tax Contest with respect to a Straddle Period, (i) the BGC Parties shall provide Cantor with a timely and reasonably detailed account of each stage of such Tax Contest, (ii) the BGC Parties shall consult with Cantor and give Cantor a reasonable opportunity to comment before taking any significant action or submitting any written materials in connection with such Tax Contest; (iii) the BGC Parties shall defend such Tax Contest diligently and in good faith as if they were the only parties in interest in connection with such Tax Contest, (iv) Cantor shall have the right to participate in such Tax Contest at its own expense, and (v) the BGC Parties shall not settle, compromise or concede any portion of such Tax Contest without the consent of Cantor, which consent shall not be unreasonably withheld, delayed or conditioned. Cantor, the Partnership and the BGC Parties shall furnish or cause to be furnished to each other, upon request, as promptly as reasonably practicable, such information (including access to books and records) and assistance relating to Berkeley Point and its Subsidiaries (including the Special Asset Servicing Assets) and their operation as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Tax Contest. Cantor, the Partnership and the BGC Parties shall use reasonable best efforts to cooperate with each other in the conduct of any Tax Contest or other proceeding involving or otherwise relating to any Taxes of Berkeley Point and its Subsidiaries or any Taxes relating to the Special Asset Servicing Assets or Liabilities, or their ownership and operation, and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.3.

(f) Cantor shall be responsible for the preparation and filing of all Tax Returns of any member of the BP Group for a taxable period ending on or before the Closing Date (any such Tax Return, a “Cantor Return”). Except as otherwise required by Applicable Law, all Cantor Returns shall be prepared in a manner consistent with the terms of this Agreement and, except to the extent relating to the Special Asset Servicing Assets or Liabilities, or their ownership or operation, past practice. To the extent it is necessary for the BGC Parties to cause Berkeley Point or any of its Subsidiaries to file any Tax Return prepared by Cantor pursuant to this Section 7.3(f), the BGC Parties shall cause Berkeley Point or any of its Subsidiaries, as applicable, to sign each such Tax Return in a manner sufficient for filing. The BGC Parties shall be responsible for the preparation and filing of all Tax Returns of Berkeley Point and its Subsidiaries due following the Closing other than any Cantor Returns. In the case of any Tax Return of Berkeley Point or its Subsidiaries for a Straddle Period (any such Tax Return, a “Straddle Return”), the BGC Parties shall prepare such Tax Return in a manner consistent with past practice and the terms of this Agreement, in each case, except as otherwise required by Applicable Law. The BGC Parties shall deliver any such Straddle Returns to Cantor at least thirty (30) days prior to the date on which such Tax Return is required to be filed. If Cantor disputes any item on any such Straddle Return, it shall, within ten (10) days of receiving such Tax Return, notify the BGC Parties of such disputed item (or items) and the basis for its objection. The BGC Parties and Cantor shall negotiate in good faith for ten (10) days following the BGC Parties’ receipt of such notice to resolve any such disputed items. If the BGC Parties and Cantor are unable to resolve any disputed item during such ten (10)-day period, then any remaining disputed items, and only such remaining disputed items, shall be resolved by the Accounting Referee. The Accounting Referee shall be instructed to resolve any such remaining disputes in accordance with the terms of this Agreement within ten (10) days after its appointment. The fees and expenses of the Accounting Referee attributable to such dispute shall be borne equally by Cantor, on the one hand, and the BGC Parties, on the other hand. The BGC Parties shall notify Cantor or any amounts for which Cantor is responsible under Section 9.2(a) in respect of any Straddle Return no later than ten (10) Business Days prior to the date on which such Straddle Return is due, and Cantor shall remit such payment to the BGC Parties no later than five (5) Business Days prior to the date such Straddle Return is due.

(g) After the Closing, in furtherance of the agreements relating to the Special Asset Servicing Group Assets set forth in Section 2.3 and Section 3.2(a), the Partnership and the BGC Parties shall cooperate to report for Tax purposes any relevant items (including items of income, gain, loss, deduction, credit or Tax) in respect of the Special Asset Servicing Group Assets or Liabilities, or their ownership or operation, for any Post-Closing Tax Period as items of the Partnership, and the Partnership shall control the preparation of any Tax Return and the conduct of any Tax Contest with respect thereto.

(h) To the extent of any inconsistency between this Section 7.3 and Article IX, this Section 7.3 shall control as to Tax matters.

Section 7.4 Intercompany Agreements. All Contracts between Berkeley Point and its Subsidiaries, on the one hand, and the Partnership and its Subsidiaries (excluding, for this purpose, Berkeley Point and its Subsidiaries), on the other hand, shall automatically terminate at the Closing without further action of the parties thereto, except for the Contracts listed on Section 7.4 of the Disclosure Schedule and except for the arrangements set forth on Exhibit C, which arrangements the Parties agree will take effect from and after the Closing without any further action on behalf of any Party.

Section 7.5 Data. The Partnership and the BGC Parties agree to comply with the obligations set forth in Section 7.5 of the Disclosure Schedule.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

(a) At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated herein may be abandoned by, and such termination shall be effective upon:

(i) mutual written consent of Cantor and BGC Partners;

(ii) written notice by the Partnership, Cantor or BGC Partners to the other such Parties, if a final nonappealable Order permanently enjoining or otherwise prohibiting the Transactions has been issued by a Governmental Authority of competent jurisdiction;

(iii) written notice by the Partnership or Cantor to BGC Partners, if the BGC Parties’ breach of any of their respective representations, warranties or covenants set forth herein would give rise to the failure of the condition in Section 3.2(c)(i) or Section 3.2(c)(ii); provided that the Partnership or Cantor, as applicable, shall have first delivered to BGC Partners a written notice of such breach and the BGC Parties shall have failed to cure such breach within thirty (30) days of receipt of such notice; or

(iv) written notice by BGC Partners to the Partnership and Cantor, if the Partnership’s or Cantor’s breach of any of their respective representations, warranties or covenants set forth herein would give rise to the failure of the condition in Section 3.2(b)(i) or Section 3.2(b)(ii); provided that BGC Partners shall have first delivered to the Partnership or Cantor, as applicable, a written notice of such breach and the Partnership or Cantor, as applicable, shall have failed to cure such breach within thirty (30) days of receipt of such notice.

(b) In the event of a termination of this Agreement pursuant to Section 8.1(a), this Agreement shall forthwith become void (as if it were never in effect) and there shall be no further Liability or obligations hereunder on the part of the Parties, except for (i) this Section 8.1(b), (ii) Article X and (iii) any claim for an intentional and willful breach of a representation, warranty or covenant contained herein that occurs prior to the date of termination, each of which shall expressly survive the termination of this Agreement.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1 Survival Periods. All representations and warranties contained in Article IV, Article V or Article VI shall survive the Closing and continue to be in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, however, that the representations and warranties set forth in Section 4.1 (Organization; Due Authorization), Section 4.7 (Brokers and Finders), Section 5.1 (Organization; Due Authorization), Section 5.5 (Brokers and Finders), Section 6.1 (Organization; Due Authorization), Section 6.2 (Capitalization; Title to BP Units), Section 6.3 (Operation and Ownership of NewCo), Section 6.8 (Brokers and Finders) and the Indemnified Tax Representations shall survive the Closing and terminate on the later of (i) ninety (90) days after the expiration of the applicable statute of limitations (including any extensions thereof, whether automatic or permissive) and (ii) six (6) years following the Closing Date; provided, further, however, that the representations and warranties contained in Section 6.12 (Taxes) (other than the Indemnified Tax Representations) shall terminate at the Closing. Each covenant and agreement contained in this Agreement that is required to be performed at or prior to the Closing shall survive the Closing and terminate on the date that is eighteen (18) months after the Closing Date, and each covenant and agreement contained in this Agreement that requires performance after the Closing shall survive the Closing in accordance with its terms. Each such period set forth in this Section 9.1, as applicable, is referred to as an “Indemnity Period.”

Section 9.2 Indemnification.

(a) Except as otherwise provided in this Article IX, from and after the Closing Date, Cantor shall indemnify and hold harmless the members of the BGC Partners Group and each of their respective heirs, executors, successors and assigns (collectively, the “BGC Indemnified Persons”) from and against any Losses that any BGC Indemnified Person incurs to the extent resulting from or arising out of:

(i) any breach of any representation or warranty of Cantor set forth in Article VI as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date) (other than Section 6.1 (Organization; Due Authorization), Section 6.2 (Capitalization; Title to BP Units), Section 6.3 (Operation and Ownership of NewCo), Section 6.8 (Brokers and Finders) or the Indemnified Tax Representations) or any breach of any representation or warranty of the Partnership set forth in Article V as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date) (other than Section 5.1 (Organization; Due Authorization) and Section 5.5 (Brokers and Finders)) (it being understood that in determining whether there has been a breach or inaccuracy of any such representation or warranty (other than any representation or warranty set forth in Section 6.9 (Financial Statements), Section 6.10 (No Undisclosed Liabilities), Section 6.13 (Material Contracts) or Section 6.15(e) (Real and Personal Property)) and the amount of Loss under this Section 9.2(a)(i) from any breach or inaccuracy of any such representation or warranty, all references to “material,” “material adverse effect” or similar qualifications as to materiality shall be disregarded);

(ii) any breach of any representation or warranty of Cantor set forth in Section 6.1 (Organization; Due Authorization), Section 6.2 (Capitalization; Title to BP Units), Section 6.3 (Operation and Ownership of NewCo), Section 6.8 (Brokers and Finders) or the Indemnified Tax Representations, any breach of any representation or warranty of the Partnership set forth in Section 5.1 (Organization; Due Authorization) or Section 5.5 (Brokers and Finders), in each case as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date) (it being understood that in determining whether there has been a breach or inaccuracy of any such representation or warranty and the amount of Loss under this Section 9.2(a)(ii) from any breach or inaccuracy of any such representation or warranty, all references to “material,” “material adverse effect” or similar qualifications as to materiality shall be disregarded);

(iii) any breach of any covenant or agreement contained in this Agreement to be performed by Cantor or any breach of any covenant or agreement contained in this Agreement to be performed by the Partnership;

(iv) any Taxes of the BP Group or NewCo for any Pre-Closing Tax Period (“Pre-Closing Taxes”);

(v) the Special Asset Servicing Group Assets or Liabilities of the Special Asset Servicing Group Assets (including any Taxes imposed with respect to the Specified Asset Servicing Group Assets or Liabilities or the ownership or operation of the Special Asset Servicing Group Assets following the Closing thereto); or

(vi) any claims by any Selling Party or CCRE II Seller arising out of such Person’s ownership of partnership interests in the Partnership or the Existing Sales Agreements or CCRE II Agreement.

At Cantor’s option, NewCo shall pay any amount required to be paid by Cantor to a BGC Indemnified Person pursuant to this Article IX; provided that NewCo shall make such adjustments to the capital accounts of the partners of NewCo as may be necessary and appropriate to reflect such payment having been made by NewCo and the agreement of the Parties.

(b) Except as otherwise provided in this Article IX, from and after the Closing Date, BGC Partners shall indemnify and hold harmless the members of the Partnership Group, the Cantor Group, the NewCo Group and each of their respective heirs, executors, successors and assigns (collectively, the “Seller Indemnified Persons” and together with the BGC Indemnified Persons, the “Indemnified Persons”) from and against any Losses that any Seller Indemnified Person incurs to the extent resulting from or arising out of:

(i) any breach of any representation or warranty of any BGC Party set forth in Article IV as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date) (other than Section 4.1 (Organization; Due Authorization) and Section 4.7 (Brokers and Finders)) (it being understood that in determining whether there has been a breach or inaccuracy of any such representation or warranty and the amount of Loss under this Section 9.2(b)(i) from any breach or inaccuracy of any such representation or warranty, all references to “material,” “material adverse effect” or similar qualifications as to materiality shall be disregarded);

(ii) any breach of any representation or warranty of any BGC Party set forth in Section 4.1 (Organization; Due Authorization) or Section 4.7 (Brokers and Finders) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date) (it being understood that in determining whether there has been a breach or inaccuracy of any such representation or warranty and the amount of Loss under this Section 9.2(b)(ii) from any breach or inaccuracy of any such representation or warranty, all references to “material,” “material adverse effect” or similar qualifications as to materiality shall be disregarded);

(iii) any breach of any covenant or agreement contained in this Agreement to be performed by any BGC Party; or

(iv) any Taxes of or with respect to Berkeley Point and its Subsidiaries for any Post-Closing Tax Period (other than any such Taxes imposed with respect to the Specified Asset Servicing Group Assets or Liabilities or the ownership or operation of the Special Asset Servicing Group Assets following the Closing).

Section 9.3 Notification. Any Indemnified Person entitled to indemnification under this Agreement may seek indemnification for any Loss by giving written notice to Cantor or BGC Partners, as applicable (the “Indemnifying Person”), specifying (a) the basis for such indemnification claim and (b) if known, the aggregate amount of Loss for which a claim is being made under this Article IX. Written notice to such Indemnifying Person of the event giving rise to such claim shall be given by the Indemnified Person as soon as practicable after the Indemnified Person first receives notice of the potential claim; provided, however, that any failure to provide such written notice of the event giving rise to such claim shall not affect the Indemnified Person’s right to indemnification or relieve the Indemnifying Person of its obligations under this Article IX except to the extent that such failure results in a lack of actual notice to the Indemnifying Person of the event giving rise to such claim and the Indemnifying Person has been materially prejudiced as a result of such delay.

Section 9.4 Third-Party Claims.

(a) If a claim by a third party is made against an Indemnified Person, and if such Indemnified Person intends to seek indemnity with respect thereto under this Article IX, such Indemnified Person shall promptly (and in any event not more than thirty (30) days after receiving such actual notice of such claim) give written notice to the Indemnifying Person of such claim (a “Third-Party Claim”); provided, however, that any failure to provide such written notice of such Third-Party Claim shall not affect the Indemnified Person’s right to indemnification or relieve the Indemnifying Person of its obligations under this Article IX except to the extent that such failure results in a lack of actual notice to the Indemnifying Person of the event giving rise to such claim and the Indemnifying Person has been materially prejudiced as a result of such delay. Any such notice shall describe the Third-Party Claim in reasonable detail, including, if known, the amount of the Loss or a good faith estimate thereof.

(b) The Indemnifying Person may elect (but is not required) to assume the defense of and defend such Third-Party Claim solely at its own expense; provided, however, that if the Indemnity Period has not expired at the time of such Third-Party Claim, the Indemnifying Person may exercise its rights pursuant to this sentence only if the Indemnifying Person acknowledges in writing to the Indemnified Person that such Third-Party Claim is indemnifiable under this Agreement or another Transaction Document. Within thirty (30) days after the receipt of notice from an Indemnified Person in accordance with Section 9.4(a), the Indemnifying Person shall notify the Indemnified Person, as applicable, of its election whether it will assume responsibility for defending such Third-Party Claim. If the Indemnifying Person elects to assume the defense of any such Third-Party Claim, the Indemnified Person may participate in such defense, but, as long as the Indemnifying Person pursues such defense with reasonable diligence, the expenses of the Indemnified Person incurred in participating in such defense shall be paid by the Indemnified Person; provided, however, that if the Indemnified Person in good faith determines, upon the advice of counsel, that the Indemnified Person may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Person in respect of such Third-Party Claim, the Indemnifying Person shall bear the cost of one firm of counsel for all Indemnified Persons (in addition to local counsel).

(c) The Indemnifying Person shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to this Section 9.4, and any such settlement or compromise made or caused to be made of a Third-Party Claim in accordance with this Article IX shall be binding on the Indemnified Person in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Person shall not have the right to admit liability on behalf of the Indemnified Person and shall not compromise or settle a Third-Party Claim in each case without the express prior consent of the Indemnified Person (not to be unreasonably withheld or delayed); provided that such prior consent shall not be required in the case of any such compromise or settlement if and only if the compromise or settlement does not involve any finding or admission of any violation of law by an Indemnified Person, includes, as a part thereof, a full and unconditional release by the plaintiff or claimant of all Indemnified Persons from all liability with respect to such Third-Party Claim and does not require any Indemnified Person to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy. The Indemnified Person shall not pay or settle any claim without the prior written consent of the Indemnifying Person (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnified Person shall have the right to pay or settle any such claim; provided that, in such event, it shall waive any right to indemnity therefor by any Indemnifying Person.

Section 9.5 Limits on Indemnifiable Losses.

(a) Limits on Indemnification by Cantor.

(i) No indemnification shall be made by Cantor with respect to any claim made pursuant to Section 9.2(a)(i) unless and until the aggregate of all Losses of the BGC Indemnified Persons indemnifiable pursuant to Section 9.2(a)(i) shall exceed $9.75 million (the “Deductible Amount”), in which event Cantor shall be responsible only for such Losses of the BGC Indemnified Persons in excess of the Deductible Amount; provided that no indemnification shall be made by Cantor with respect to any claim made pursuant to Section 9.2(a)(i) to the extent that the aggregate amount of Losses of the BGC Indemnified Persons indemnifiable pursuant to Section 9.2(a) (taking into account for these purposes any Losses excluded as a result of the Deductible Amount or Section 9.5(a)(ii)) is in excess of an amount equal to (A) $97.5 million (it being agreed that the BGC Indemnified Persons shall bear the first $9.75 million of such Losses), minus (B) the amount of indemnification payments that have been made pursuant to Section 9.2(a) prior to the time of such claim.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Cantor shall not be required to indemnify any BGC Indemnified Person with respect to any Loss (or series of related Losses) pursuant to Section 9.2(a)(i) if such Loss (or series of related Losses) from such breach (i) is less than $50,000 or (ii) is in respect of any Taxes imposed for a taxable period (or portion thereof) beginning after the Closing Date.

(iii) Cantor shall be obligated to indemnify any BGC Indemnified Person pursuant to Section 9.2(a) only for those claims giving rise to any Loss as to which such BGC Indemnified Person has given Cantor written notice prior to the end of the applicable Indemnity Period.

(iv) Notwithstanding any other provision to the contrary, Cantor shall not be required to indemnify or hold harmless any BGC Indemnified Person against any Losses pursuant to Section 9.2(a) to the extent such Losses are expressly included as Liabilities in the calculation of Adjusted Closing Net Assets (as finally determined in accordance with Section 2.2).

(b) Limits on Indemnification by BGC Partners.

(i) No indemnification shall be made by BGC Partners with respect to any claim made pursuant to Section 9.2(b)(i) unless and until the aggregate of all Losses of the Seller Indemnified Persons indemnifiable pursuant to Section 9.2(b)(i) shall exceed the Deductible Amount, in which event BGC Partners shall be responsible only for such Losses of the Seller Indemnified Persons in excess of the Deductible Amount; provided that no indemnification shall be made by BGC Partners with respect to any claim made pursuant to Section 9.2(b)(i) to the extent that the aggregate amount of Losses of the Seller Indemnified Persons indemnifiable pursuant to Section 9.2(b) (taking into account for these purposes any Losses excluded as a result of the Deductible Amount or Section 9.5(b)(ii)) is in excess of an amount equal to (A) $97.5 million (it being agreed that the Seller Indemnified Persons shall bear the first $9.75 million of such Losses), minus (B) the amount of indemnification payments that have been made pursuant to Section 9.2(b) prior to the time of such claim.

(ii) Notwithstanding anything to the contrary contained in this Agreement, BGC Partners shall not be required to indemnify any Seller Indemnified Person with respect to any Loss (or series of related Losses) pursuant to Section 9.2(b)(i) if such Loss (or series of related Losses) from such breach is less than $50,000.

(iii) BGC Partners shall be obligated to indemnify any Seller Indemnified Person pursuant to Section 9.2(b) only for those claims giving rise to any Loss as to which such Seller Indemnified Person has given BGC Partners written notice prior to the end of the applicable Indemnity Period.

Section 9.6 Third-Party Reimbursement. The amount of Losses of any Indemnified Person under this Article IX shall be reduced by the amount, if any, (a) received by the Indemnified Person from any third Person (including any insurance company or other insurance provider, net of any expenses actually incurred in connection with such receipt) in respect of such Losses (“Third-Party Reimbursement”) and (b) of any net Tax benefits realized by the Indemnified Person through an actual reduction in Taxes otherwise due as a result of such Losses incurred or suffered by the Indemnified Person. If, after receipt by an Indemnified

Person of an indemnification payment hereunder, such Person receives any Third-Party Reimbursement in respect of the Losses (whether in whole or in part) for which an indemnification payment was made hereunder, then the Indemnified Person shall promptly turn over all or the relevant portion of such Third-Party Reimbursement to the Indemnifying Person up to the amount of such indemnification payment.

Section 9.7 Exclusive Remedies. Notwithstanding any other provision contained in this Agreement, except in the case of a fraud or willful misconduct on the part of a Party hereto and except as specifically set forth in this Article IX or Section 10.13, there shall be no rights, claims or remedies (whether in law or in equity) available to any Indemnified Person or Party after the Closing for breaches of any of the representations, warranties, covenants or other agreements under this Agreement or otherwise relating to this Agreement or the Transactions.

Section 9.8 Tax Treatment of Indemnity Payments. For all income tax purposes, the Parties shall treat all indemnity payments made under this Article IX (other than any such payments relating to the ownership or operation of the Special Asset Servicing Group Assets following the Closing) as an adjustment to the BP Purchase Price or the BGC Investment Purchase Price, as applicable, except to the extent otherwise required by Applicable Law.

Section 9.9 No Special Damages. Notwithstanding anything to the contrary in this Agreement, no Party shall, directly or indirectly, be liable or otherwise responsible in any way whatsoever for any Losses consisting of special, exemplary, punitive or speculative damages, or any other damages to the extent not reasonably foreseeable, arising out of, relating to or in connection with this Agreement or the Transactions, other than any such Losses awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

ARTICLE X

MISCELLANEOUS

Section 10.1 Expenses. The Parties shall each pay all of their own fees, costs and expenses (including attorneys’ and accountants’ fees, costs and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Transactions.

Section 10.2 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Partnership, Cantor and BGC Partners.

Section 10.3 Confidentiality; Publicity.

(a) The Parties will not, and will direct their respective representatives not to, disclose to any Person, any confidential or proprietary information obtained pursuant to the negotiations of this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, (x) each of the Parties may disclose this Agreement and the terms contained herein (A) to its representatives that have a bona fide need to know such information; (B) as otherwise required by Applicable Law, subject to Section 10.3(b); (C) to enforce this Agreement; and (D) to its Affiliates; and (y) the Partnership may disclose this Agreement and the terms contained herein to the limited partners of the Partnership.

(b) In the event that a Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information described in Section 10.3(a), it is agreed that such Party shall use commercially reasonable efforts to provide the other Parties with prompt notice of such request(s) (to the extent not prohibited by law), so that the other Parties and/or their respective Affiliates may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained and a Party is compelled to disclose information described in Section 10.3(a), or if compliance with Section 10.3(a) is waived, such Party or its representatives, as applicable, shall furnish only that portion of such information which it reasonably believes to be legally required.

(c) The Parties acknowledge and agree that the Parties may issue a press release to publicly announce the transactions contemplated in this Agreement; provided that the content of such release shall be subject to the approval of the Partnership, Cantor and BGC Partners, such approval not to be unreasonably withheld, conditioned or delayed.

Section 10.4 Entire Agreement. This Agreement contains all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their representatives, oral or written, respecting such subject matter.

Section 10.5 Further Assurances. From and after the Agreement Date, each of the Parties shall execute such documents and perform such further acts as may be reasonably required to carry out the applicable provisions hereof and the consummation of the Transactions.

Section 10.6 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the Party for whom it is intended; (b) delivered by facsimile upon the date on which such facsimile is received, provided that such notice or communication is also sent on the same day by overnight certified mail, registered mail or courier service; or (c) delivered by overnight certified mail, registered mail or courier service, upon the earlier of (i) return-receipt received to the Party at the address set forth below, to the Persons indicated or (ii) one (1) Business Day following sending such certified mail, registered mail or courier service:

If to the Partnership, the General Partner, Cantor, NewCo or the NewCo General Partner, to:

c/o Cantor Fitzgerald, L.P.

499 Park Avenue

New York, NY 10022

Attention: General Counsel

Facsimile: (212) 829-4708

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: David K. Lam

Facsimile: (212) 403-2000

If to any BGC Party, to:

c/o BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

Attention: General Counsel

Facsimile: (212) 829-4708

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: William D. Regner

Facsimile: (212) 521-7698

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.6.

Section 10.7 Waiver. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement.

Section 10.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the Partnership, Cantor and BGC Partners, and any purported assignment or other transfer without such consent shall be void and unenforceable. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.9 No Third-Party Beneficiary. Except as provided in Article IX, nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a Party hereto.

Section 10.10 Governing Law. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement shall be governed by the internal laws of the State of Delaware, regardless of the laws that might otherwise govern by application of the principles of conflicts of law thereof.

Section 10.11 Consent to Jurisdiction and Service of Process. Any action seeking to enforce any provision of, or directly or indirectly arising out of or in any way relating to, this Agreement or the Transactions shall be brought in any state or federal court located in the State of Delaware, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.6 shall be deemed effective service of process on such Party.

Section 10.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 10.13 Specific Performance. Each Party hereby agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each other Party shall be entitled, without proof of actual damages or the requirement to post bond, to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.14 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the Transactions may be consummated as originally contemplated to the fullest extent possible.

Section 10.15 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement may be executed via facsimile or other electronic means and shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

CANTOR COMMERCIAL REAL ESTATE COMPANY, L.P.

By: Cantor Sponsor, L.P., its general partner

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and President

CANTOR SPONSOR, L.P.

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and President

CANTOR FITZGERALD, L.P.

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

CF REAL ESTATE FINANCE HOLDINGS, L.P.

By: CF Real Estate Finance Holdings GP, LLC, its general partner

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman, President and Chief Executive Officer

CF REAL ESTATE FINANCE HOLDINGS GP, LLC

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman, President and Chief Executive Officer

[Signature Page 1 to Transaction Agreement for the Sale of Berkeley Point Financial LLC and

the Investment in CF Real Estate Finance Holdings, L.P.]

BGC PARTNERS, INC.

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

BGC PARTNERS, L.P.

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

[Signature Page 2 to Transaction Agreement for the Sale of Berkeley Point Financial LLC and

the Investment in CF Real Estate Finance Holdings, L.P.]